As filed with the Securities and Exchange Commission on September 6, 2022.

Registration No. 333-264306

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1

to

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALPHA TAU MEDICAL LTD.

(Exact name of registrant as specified in its charter)

State of Israel	3841
(State or other jurisdiction of	(Primary Standard Industrial
incorporation or organization)	Classification Code Number)

Alpha Tau Medical Ltd.

Kiryat HaMada St. 5

Jerusalem, Israel 9777605

+972 (3) 577-4115

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alpha Tau Medical, Inc.

1 Union Street 3rd Floor

Lawrence, MA 01840

(833) 455-3278

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all correspondence to:

Nathan Ajiashvili	Joshua G. Kiernan	Shachar Hadar
Latham & Watkins LLP	Michael J. Rosenberg	Yoav Nahir
1271 Avenue of the Americas	Latham & Watkins LLP	Matthew R. Rudolph
New York, New York 10020	99 Bishopsgate	Meitar | Law Offices
Tel: (212) 906-1200	London EC2M 3XF	16 Abba Hillel Silver Rd.
	United Kingdom	Ramat Gan 5250608, Israel
	Tel: +44 (20) 7710-1000	Tel: +972 (3) 610-3100

Approximate date of commencement of proposed sale of the securities to the public:

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission (the “SEC”), acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. Alpha Tau Medical Ltd. may not sell these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is effective. This proxy statement/prospectus is neither an offer to sell these securities, nor a solicitation of an offer to buy these securities, in any state or jurisdiction where the offer or sale is not permitted. Any representation to the contrary is a criminal offense.

PRELIMINARY PROSPECTUS — SUBJECT TO COMPLETION DATED September 6, 2022

PRIMARY OFFERING OF

15,747,677 ORDINARY SHARES

SECONDARY OFFERING OF

9,200,947 ORDINARY SHARES,

ALPHA TAU MEDICAL LTD.

This prospectus relates to the issuance from time to time by Alpha Tau Medical Ltd., a company organized under the laws of the State of Israel (“we,” “our,” the “Company” or “Alpha Tau”) of up to 15,747,677 ordinary shares, no par value per share (the “ordinary shares”), including (a) 13,605,677 ordinary shares issuable upon the exercise of warrants of the Company that were issued in exchange for the public warrants of Healthcare Capital Corp., a Delaware corporation (“HCCC”) (the “public warrants”), at the closing of the Business Combination (as defined herein), following exercise of a total of 144,323 public warrants as of August 31, 2022, and (b) 2,142,000 ordinary shares issuable upon the exercise of the warrants that were issued in exchange for the private warrants of HCCC (the “private warrants” and, together with the public warrants, the “warrants”) at the closing of the Business Combination. The public warrants of HCCC were originally issued in the initial public offering of units of HCCC at a price of $10 per unit, with each unit consisting of one share of Class A common stock of HCCC (the “HCCC Class A Shares”) and one half of one warrant of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC.

This prospectus also relates to the resale, from time to time, by the selling securityholders named herein (the “Selling Securityholders”), or their pledgees, donees, transferees, or other successors in interest, of up to 9,200,947 ordinary shares (the “PIPE Shares”) issued to certain of the Selling Securityholders in a private placement that closed in connection with the Business Combination, at an issuance price of $10 per ordinary share, as described below.

Each warrant entitles the holder to purchase one ordinary share at an exercise price of $11.50 per share and will expire on March 7, 2027, at 5:00 p.m., New York City time, or earlier upon redemption of the public warrants or liquidation of the Company. We may redeem the outstanding public warrants at a price of  $0.01 per warrant if the last reported sales price of our ordinary shares equals or exceeds $18.00 per ordinary share (subject to adjustment in accordance with the terms of the public warrants) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders, as described herein. The private warrants have terms and provisions that are identical to those of the public warrants, except as described herein.

We are registering the PIPE Shares for resale by the Selling Securityholders named in this prospectus, or their transferees, pledgees, donees or assignees or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer.

We are registering the offer and sale of the PIPE Shares to satisfy certain registration rights we have granted. The Selling Securityholders may offer and sell the PIPE Shares from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the securities. In connection with any sales of the PIPE Shares offered hereunder, the Selling Securityholders, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be “underwriters” within the meaning of the Securities Act. For additional information on the possible methods of sale that may be used by the Selling Securityholders, you should refer to the section entitled “Plan of Distribution” elsewhere in this prospectus. We do not know when or in what amounts the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all or none of the PIPE Shares offered by this prospectus.

All of the PIPE Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any proceeds from the sale of any PIPE Shares by the Selling Securityholders. We will receive up to an aggregate of $181,098,286  from the exercise of the warrants, assuming the exercise in full of all the warrants for cash and not including the approximately $1.7 million we have previously received upon exercise of 144,323 of the public warrants prior to the date of this prospectus). If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

We will pay certain expenses associated with the registration of the securities covered by this prospectus, as described in the section entitled “Plan of Distribution.”

Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC under the trading symbols “DRTS” and “DRTSW,” respectively. On September 2, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $6.68 per ordinary share and $0.47 per warrant.

Prior to the special meeting of HCCC in connection with the Business Combination, holders of 26,345,782 HCCC Class A Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $263,457,820, which represented approximately 95.8% of the total HCCC Class A Shares then outstanding. The ordinary shares being offered for resale in this prospectus represents a substantial percentage of our total outstanding ordinary shares as of the date of this prospectus. Additionally, if all the warrants are exercised, the holders of such warrants would own an additional 15,747,677 ordinary shares, which would then represent 18.6% of our total ordinary shares outstanding following such exercise. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders and warrant holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and are subject to reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 10 of this prospectus and other risk factors contained in the documents incorporated by reference herein for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission, the Israeli Securities Authority nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                    , 2022.

You should rely only on the information contained or incorporated by reference in this prospectus or any supplement. Neither we nor the Selling Securityholders have authorized anyone else to provide you with different information. The securities offered by this prospectus are being offered only in jurisdictions where the offer is permitted. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since that date.

Except as otherwise set forth in this prospectus, neither we nor the Selling Securityholders have taken any action to permit a public offering of these securities outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to the offering of these securities and the distribution of this prospectus outside the United States.

i

EXPLANATORY NOTE TO POST-EFFECTIVE AMENDMENT NO.1

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) of Alpha Tau Medical Ltd. (the “Company”) to the Registration Statement on From F-1, first filed on May 3, 2022 and declared effective on May 20, 2022 (File No. 333-264306) (the “Registration Statement”) is being filed to:

i.	include the Company’s unaudited financial statements as of and for the six months ended June 30, 2022 and 2021 pursuant to the Company’s undertakings in the Registration Statement pursuant to Item 512 of Regulation S-K promulgated under the Securities Act of 1933, as amended (the “Securities Act”);
ii.	amend the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s financial statements and notes related thereto, in each case, solely to make appropriate changes to reflect the update described in clause (i) and the effects of related matters; and
iii.	update certain other information in the Registration Statement to reflect developments since the effective date of the Registration Statement.

The information included in this filing amends the Registration Statement and the prospectus contained therein.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-1 filed with the Securities Exchange Commission, or the SEC. The Selling Securityholders named in this prospectus may, from time to time, sell the securities described in this prospectus in one or more offerings. This prospectus and the documents incorporated by reference herein include important information about us, the ordinary shares being issued by us, the securities being offered by the Selling Securityholders and other information you should know before investing. Any prospectus supplement may also add, update, or change information in this prospectus. If there is any inconsistency between the information contained in this prospectus and any prospectus supplement, you should rely on the information contained in that particular prospectus supplement. This prospectus does not contain all of the information provided in the registration statement that we filed with the SEC. You should read this prospectus together with the additional information about us described in the section below entitled “Where You Can Find More Information; Incorporation of Information by Reference.” You should rely only on information contained in, or incorporated by reference into, this prospectus. We have not, and the Selling Securityholders have not, authorized anyone to provide you with information different from that contained in, or incorporated by reference into, this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of the prospectus and information we have incorporated by reference in this prospectus is accurate only as of the date of the document incorporated by reference. You should not assume that the information contained in, or incorporated by reference into, this prospectus is accurate as of any other date.

We and the Selling Securityholders may offer and sell the securities directly to purchasers, through agents selected by us and/or the Selling Securityholders, or to or through underwriters or dealers. A prospectus supplement, if required, may describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of securities. See “Plan of Distribution.”

Unless otherwise indicated, all historical share-based information in this prospectus has been adjusted to give retroactive effect to the Share Split described below.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning Alpha Tau’s industry and the regions in which it operates, including Alpha Tau’s general expectations and market position, market opportunity, market share and other management estimates, is based on information obtained from various independent publicly available sources and other industry publications, surveys and forecasts, which Alpha Tau believes to be reliable based upon its management’s knowledge of the industry. Alpha Tau assumes liability for the accuracy and completeness of such information to the extent included in this prospectus.

Such assumptions and estimates of Alpha Tau’s future performance and growth objectives and the future performance of its industry and the markets in which it operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those discussed under the headings “Risk Factors,” “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” in this prospectus and in the headings “Risk Factors” and “Operating and Financial Review and Prospectus” in our Annual Report on Form 20-F for the year ended December 31, 2021, or our 2021 Annual Report, incorporated by reference into this prospectus.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

v

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the entire prospectus, especially the “Risk Factors” section of this prospectus and in our 2021 Annual Report, before deciding to invest in our ordinary shares. Unless the context otherwise requires, we use the terms “company,” “we,” “us” and “our” in this prospectus to refer to Alpha Tau Medical Ltd. and subsidiaries.

We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types. We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our additional clinical trials, we received marketing approval in Israel in August 2020 for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, we expect to market our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding the existing marketing authorization in Israel (under which we have not yet commercialized the product). To support our U.S. strategy, we are conducting a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and up to five other clinical sites around the United States. All ten patients in this trial were treated in the second half of 2021. The study met its primary feasibility endpoint, as all patients had successful delivery of radiation by Alpha DaRT. At approximately 12 weeks, all ten lesions treated demonstrated a complete response to the treatment, with no product-related serious adverse events observed. We have received conditional approval by the FDA, whose conditions have since been satisfied, for an Investigational Device Exemption (IDE) application to initiate our multi-center pivotal study for the treatment of recurrent cutaneous Squamous Cell Carcinoma (SCC) using the Alpha DaRT, and we expect to initiate this pivotal trial in the second half of 2022. We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 μm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies — causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact — within a very short distance. Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well- defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility.

The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium- 224 to enable a controlled, intratumoral release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the innate relative biological effectiveness and short range of alpha particles in a single- use disposable form, we believe that the Alpha DaRT could address tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent SCC cancers of the skin and head and neck, the results of which were subsequently published in the International Journal for Radiation Oncology, Biology, Physics and which elicited a positive editorial reaction in the same journal. Efficacy was evaluated in 28 tumors of the skin and head and neck, and results showed that Alpha DaRT achieved a >78% complete response rate. The trial was conducted in an elderly (median age = 80.5 years) and largely pre-treated patient population, with 42% of the target lesions, including non-evaluated lesions, having already received radiation therapy. The Alpha DaRT was generally well- tolerated, with limited local toxicity and no systemic toxicity. Following these initial positive results, we substantially expanded its clinical evaluations in later trials to a much wider patient population. Specifically, we initiated follow-on studies at multiple clinical sites in Israel and around the world, to evaluate Alpha DaRT in cancers of the skin, superficial soft tissue, or oral cavity, regardless of cell type, which includes SCC as well as basal cell carcinoma, melanoma, skin metastases, and others. As of July 31, 2022, across our clinical trials involving superficial lesions, i.e., tumors of the skin, head or neck, Alpha DaRTs have been administered to over 115 lesions, and in a pooled analysis evaluating those lesions that reached the evaluation endpoint per the treatment protocol of the applicable clinical trial, we have observed an overall response rate of 97%, including a complete response rate of 74%. The supportive data from these first trials also led to the U.S. Food and Drug Administration, or FDA, granting Breakthrough Device Designation to the Alpha DaRT for the treatment of patients with SCC of the skin or oral cavity without curative standard of care.

In parallel, we are seeking FDA marketing authorization for other uses for the Alpha DaRT technology in other indications by conducting feasibility studies and then generating potentially registrational data in other indications, such as breast, pancreas and prostate cancers, or applications such as combinations with immunotherapies.

We have engaged with a number of prestigious medical and educational institutions and, as of June 30, 2022, have ten clinical studies ongoing worldwide across these two parallel strategies, namely generating data in superficial tumors as well as conducting studies in other indications.

Additionally, in our pre-clinical studies, we evaluated the Alpha DaRT on 19 tumor models (both human and mouse). Alpha DaRT sources were observed to have killed multiple types of mouse and human tumors in vivo. The intensity of the killing activity varied between tumor types, and was dependent on the ability of the radioactive atoms to diffuse inside the tumor and on the intrinsic sensitivity of the tissue to DNA damage induced by the radiation, but all tumor types showed responsiveness to Alpha DaRT, i.e., there was no observed resistance. We therefore believe that our technology may potentially be relevant for treatment across a broad range of tumors. We are currently focused on developing the Alpha DaRT for use in a number of potential applications, particularly in refractory or unresectable localized tumors which are not being adequately addressed by standard of care, tumor types with a high unmet need (such as pancreatic adenocarcinoma or glioblastoma multiforme), and metastatic tumors in combination with systemic therapies such as checkpoint inhibitors. We are also investigating the potential of the Alpha DaRT to elicit an immune response as observed in previous pre-clinical data, as well as anecdotal evidence of response from untreated tumors, or abscopal effects, which may have the potential to inhibit or even reduce metastases.

Our company was founded in November 2015 by Uzi Sofer, Alpha Tau’s Chief Executive Officer and Chairman, along with the inventors of the Alpha DaRT technology including Professor Itzhak Kelson and Professor Yona Keisari of Tel Aviv University, Alpha Tau’s Chief Physics Officer and Chief Scientific Officer, respectively. Together, they founded our company with the goal of bringing this innovative technology out of the laboratory and into patients, in order to bring hope to cancer patients around the world.

The main address of our principal executive offices is Kiryat HaMada St. 5, Jerusalem, Israel 9777605 and its telephone number is +972 (3) 577-4115.

Recent Developments

On March 7, 2022 (the “Closing Date”), we consummated the previously announced business combination (the “Business Combination”) pursuant to the Agreement and Plan of Merger, dated July 7, 2021 (the “Merger Agreement”), by and among the Company, Healthcare Capital Corp., a Delaware corporation (“HCC”) and Archery Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of the Company (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into HCCC, with HCCC surviving (the “Business Combination”).

On the Closing Date, the following transactions occurred pursuant to the terms of the Merger Agreement:

●	the Company effected the conversion of all of the issued and outstanding preferred shares of Alpha Tau into Alpha Tau ordinary shares, no par value per share (“Alpha Tau ordinary shares”);
●	the Company effected a share split of each Alpha Tau ordinary shares, calculated in accordance with the terms of the Merger Agreement, such that each Alpha Tau ordinary share has a value of $10.00 per share after giving effect to such share split (the “Share Split”);
●	the Company adopted Amended and Restated Articles of Association for Alpha Tau Medical Ltd.;
●	Merger Sub merged with and into HCCC (the “Merger”), with HCCC being the surviving corporation in the Business Combination and becoming a wholly owned subsidiary of the Company, with the shareholders of HCCC becoming shareholders of the Company;
●	at the effective time of the Business Combination (the “Effective Time”), (a) each share of Class A common stock of HCCC, par value $0.0001 per share and (b) each share of Class B common stock of HCCC, par value $0.0001 per share (the “Class B common stock”), outstanding immediately prior to the Effective Time (after giving effect to the forfeiture of 4,844,375 shares of Class B common stock by the Sponsor) was exchanged for one Alpha Tau ordinary share; and
●	each warrant of HCCC entitling the holder to purchase one share of HCCC Class A Common Stock per warrant at a price of $11.50 per share outstanding immediately prior to the Effective Time (after giving effect to the forfeiture of 4,658,000 HCCC warrants) was assumed by the Company and converted into a warrant entitling the holder to purchase one Alpha Tau ordinary share (“Alpha Tau warrant”).

Our ordinary shares and warrants began trading on The Nasdaq Stock Market LLC on March 8, 2022 under the symbol “DRTS” and “DRTSW,” respectively.

PIPE Investment

On July 7, 2021, we entered into Subscription Agreements, together with a number of subsequent agreements since (each, a “Subscription Agreement”) with certain investors (each, a “PIPE Investor” and collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date our ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth therein for gross proceeds to us of approximately $93.3 million (the “PIPE Financing”). In connection with the closing of the Business Combination, we consummated the sale of 9,251,006 ordinary shares for gross proceeds of $92.5 million pursuant to the PIPE Financing, while $820,000 of gross proceeds of the PIPE Financing were not received from a PIPE Investor.

Liquidity and Capital Resources

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development for, initiate later stage clinical trials for, and seek further marketing approvals for, our Alpha DaRT technology and other potential future product candidates. In addition, if we obtain further marketing approvals for our Alpha DaRT technology and other potential future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, following the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

We expect that our existing cash and cash equivalents will enable us to fund our operating expenses and capital expenditure requirements for at least two years. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect.

Additionally, we will receive the proceeds from any exercise of any warrants in cash. Each warrant entitles the holder thereof to purchase one ordinary share at a price of $11.50 per share. The aggregate amount of proceeds could be up to $181.1 million if all warrants are exercised for cash. We expect to use any such proceeds for general corporate and working capital purposes, which would increase our liquidity, but our ability to fund our operations is not dependent upon receipt of cash proceeds from the exercise of the warrants.

We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants.

Summary Risk Factors

Investing in our ordinary shares involves substantial risks, and our ability to successfully operate our business and execute our growth plan is subject to numerous risks. You should consider all the information contained in this prospectus in deciding whether to invest in our ordinary shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 10. Such risks include, but are not limited to:

●	We have incurred significant losses since inception and have not generated any revenue to date. We expect to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;
●	We may need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of our Alpha DaRT technology or other product discovery and development programs or commercialization efforts;
●	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess its future viability;
●	Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us;
●	The commercial success of our Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;
●	The ongoing COVID-19 pandemic could continue to adversely impact our business, including its clinical trials, supply chain and business development activities;
●	The market opportunities for our Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in our clinical trials, our clinical development activities could be delayed or otherwise adversely affected;
●	We currently have no commercial marketing and sales organization and has no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved for commercial sale, we may not be able to generate product revenue;
●	We currently conduct, and in the future intend to continue conducting, pre-clinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;
●	Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

●	We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business;
●	If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates we develop, we will be unable to market and sell such product candidates outside of the United States;
●	If in the future Alpha DaRT is approved for commercial sale or certified, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue;
●	We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;
●	If we are unable to obtain and maintain patent or other intellectual property protection for our Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to our products and technology, and our ability to commercialize any product candidates that we may develop, and our technology may be adversely affected; and
●	We will incur increased costs as a result of operating as a public company, and our management will devote substantial time to new compliance initiatives.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). An emerging growth company may take advantage of specified exemptions from various requirements that are otherwise applicable generally to U.S. public companies. These provisions include:

●	an exemption that allows the inclusion in an initial public offering registration statement of only two years of audited financial statements and selected financial data and only two years of related disclosure;
●	reduced executive compensation disclosure;
●	exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved;
●	an exemption from compliance with the requirement of the Public Company Accounting Oversight Board regarding the communication of critical audit matters in the auditor’s report on the financial statements; and
●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in the assessment of the emerging growth company’s internal control over financial reporting.

The JOBS Act also permits an emerging growth company such as us to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have elected to use this extended transition period to enable us to comply with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to take advantage of some but not all of these reduced reporting burdens.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.07 billion;
●	the last day of our fiscal year following the fifth anniversary of the closing of the Business Combination;
●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or
●	the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our Class A ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

In addition, we report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the rules that allow us to follow Israeli law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act;
●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the U.S. Securities and Exchange Commission (the “SEC”) of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and
●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

Foreign private issuers, like emerging growth companies, also are exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies:

●	the majority of our executive officers or directors are U.S. citizens or residents;
●	more than 50% of our assets are located in the United States; or
●	our business is administered principally in the United States.

THE OFFERING

Ordinary shares issuable by us upon exercise of the warrants	15,747,677

Securities that may be offered and sold from time to time by the Selling Securityholders	Up to 9,200,947 ordinary shares.

Terms of warrants	Each of the outstanding warrants entitles the holder to purchase one ordinary share at a price of $11.50 per share. Our warrants expire on March 7, 2027 at 5:00 p.m., New York City time.

Offering prices of the ordinary shares

The securities offered by this prospectus may be offered and sold at prevailing market prices, privately negotiated prices or such other prices as the Selling Securityholders may determine. See “Plan of Distribution.”

Ordinary shares issued and outstanding prior to any exercise of warrants	68,841,017 ordinary shares (as of August 31, 2022).

Warrants issued and outstanding

18,151,895 warrants (as of August 31, 2022), including 13,605,677 public warrants following exercise of a total of 144,323 public warrants as of August 31, 2022, 2,142,000 warrants issued to Healthcare Capital Sponsor LLC (the “Sponsor”) in exchange for warrants to purchase common stock in HCCC (the “private warrants”), and 2,404,218 warrants to purchase ordinary shares with a weighted average exercise price of $3.76 per share.

Ordinary shares to be issued and outstanding assuming exercise of all warrants	86,992,912 ordinary shares (as of August 31, 2022).

Use of proceeds

We will receive up to an aggregate of $181,098,286 from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash (and not including the approximately $1.7 million we have previously received upon exercise of 144,323 of the public warrants prior to the date of this prospectus). If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants. See “Use of Proceeds.”

All of the PIPE Shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Dividend Policy

We have never declared or paid any cash dividend on our ordinary shares. We currently intend to retain any future earnings and do not expect to pay any dividends in the foreseeable future. Any further determination to pay dividends on our ordinary shares would be at the discretion of our board of directors, subject to applicable laws, and would depend on our financial condition.

Market for our ordinary shares and warrants	Our ordinary shares and warrants are listed on the Nasdaq Stock Market LLC (“Nasdaq”) under the trading symbols “DRTS” and “DRTSW,” respectively.

Risk factors	Prospective investors should carefully consider the “Risk Factors” beginning on page 10 for a discussion of certain factors that should be considered before buying the securities offered hereby.

RISK FACTORS

You should carefully consider the risks described below and the risks described in the documents incorporated by reference herein, including our 2021 Annual Report, as well as the other information included in this prospectus or incorporated by reference in this prospectus before you decide to buy our securities. The risks and uncertainties described below are not the only risks facing us. We may face additional risks and uncertainties not currently known to us or that we currently deem to be immaterial. Any of the risks described below, and any such additional risks, could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment.

Risks Related to this Offering

The securities being offered in this prospectus represent a substantial percentage of our outstanding ordinary shares, and the sales of such securities could cause the market price of our ordinary shares to decline significantly.

This prospectus relates, among other things, (a) to the issuance from time to time by us of up to 15,747,677 ordinary shares including (x) 13,605,677 ordinary shares issuable upon the exercise of public warrants, following exercise of a total of 144,323 public warrants as of August 31, 2022 and (y) 2,142,000 ordinary shares issuable upon the exercise of the private warrants that were issued in exchange for the private warrants of HCCC (the “private warrants”) at the closing of the Business Combination and (b) the resale from time to time by the Selling Securityholders of 9,200,947 PIPE shares. The public warrants of HCCC were originally issued in the initial public offering of units of HCCC at a price of $10 per unit, with each unit consisting of one share of Class A common stock of HCCC (the “HCCC Class A Shares”) and one half of one warrant of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC. The private warrants of HCCC were originally issued in a private placement at a price of $1.00 per warrant in connection with the initial public offering of HCCC.

Prior to the special meeting of HCCC in connection with the Business Combination, holders of 26,345,782 HCCC Class A Shares exercised their right to redeem those shares for cash at a price of $10.00 per share, for an aggregate of $263,457,820, which represented approximately 95.8% of the total HCCC Class A Shares then outstanding. The ordinary shares being offered for resale in this prospectus represents 10.6% of our issued and outstanding ordinary shares as of August 31, 2022 (assuming the exercise of all our outstanding warrants). Additionally, if all the warrants offered hereby are exercised, the holders of such warrants would own an additional 15,747,677 ordinary shares, which would then represent 18.6% of our total ordinary shares outstanding following such exercise. The sale of all the securities being offered in this prospectus could result in a significant decline in the public trading price of our ordinary shares. Despite such a decline in the public trading price, the Selling Securityholders and warrant holders may still experience a positive rate of return on the securities they purchased due to the differences in the purchase prices of which they purchased the ordinary shares and the warrants described above. Should our share price rise above $10 per share, then the Selling Securityholders may experience potential profit in the amount their resale of the PIPE shares exceeds the $10 purchase price paid for such PIPE shares. Additionally should our share price exceed $11.50, holders of the warrants may experience potential profit upon the exercise of a warrant and sale of underlying ordinary share in the amount such sale exceeds the $11.50 exercise price paid for the underlying ordinary share.

Future sales of a substantial number of our securities in the public market by us or our existing securityholders could cause the market price of our ordinary shares and warrants to decline significantly.

The sale of substantial amounts of ordinary shares or warrants by us or our existing securityholders, or the perception that such sales could occur, could harm the prevailing market price of our ordinary shares and warrants. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. We believe the likelihood that warrant holders will exercise their warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their warrants.

In connection with the Business Combination, our shareholders are subject to certain restrictions on transfer with respect to the ordinary shares held prior to the closing of the Business Combination and ending on the date that is one hundred and eighty days after the completion of the Business Combination.

As restrictions on resale end, the market trading price our ordinary shares and warrants could drop significantly if the holders of these shares or warrants choose to sell or are perceived by the market as intending to be sold. These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

In addition, the ordinary shares reserved for future issuance under our equity incentive plans will become eligible for sale in the public market once those shares are issued, subject to provisions relating to vesting agreements and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. On April 7, 2022, we filed a registration statement on Form S-8 under the Securities Act to register our ordinary shares or securities convertible into or exchangeable for ordinary shares issued pursuant to our equity incentive plans. Such Form S-8 registration statements became effective immediately upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market upon termination of the lockup period described above.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of ordinary shares issued in connection with an investment or acquisition could constitute a material portion of our ordinary shares. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to our shareholders and have a negative impact on the market price of our ordinary shares.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS; MARKET, RANKING AND OTHER INDUSTRY DATA

This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential” or the negative of these terms or other similar expressions. Forward-looking statements include, without limitation, our expectations concerning the outlook for our business, productivity, plans and goals for future operational improvements and capital investments, operational performance, future market conditions or economic performance and developments in the capital and credit markets and expected future financial performance.,

Forward-looking statements involve a number of risks, uncertainties and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to:

●	We have incurred significant losses since inception, and expects to incur losses over the next several years and may not be able to achieve or sustain revenues or profitability in the future;
●	We may need substantial additional funding, and if we are unable to raise capital when needed, we could be forced to delay, reduce or terminate the development of its Alpha DaRT technology or other product discovery and development programs or commercialization efforts;
●	Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability;
●	Our approach to the development of our proprietary Alpha DaRT technology represents a novel approach to radiation therapy, which creates significant and potentially unpredictable challenges for us;
●	The commercial success of our Alpha DaRT technology, if authorized for commercial sale or certified, will depend in part upon public perception of radiation therapies, and to a lesser extent, radiopharmaceuticals, and the degree of their market acceptance by physicians, patients, healthcare payors and others in the medical community;
●	The ongoing COVID-19 pandemic could continue to adversely impact our business, including its clinical trials, supply chain and business development activities;
●	The market opportunities for our Alpha DaRT technology may be smaller than it anticipated or may be limited to those patients who are ineligible for or have failed prior treatments. If we encounter difficulties enrolling patients in its clinical trials, its clinical development activities could be delayed or otherwise adversely affected;
●	We currently have no marketing and sales organization and has no experience in marketing products. If we are unable to establish marketing and sales capabilities or enter into agreements with third parties to market and sell our Alpha DaRT technology, if approved for commercial sale, we may not be able to generate product revenue;
●	We currently conduct, and in the future intend to continue conducting, pre-clinical studies, clinical trials for our Alpha DaRT technology outside the United States, and the FDA and similar foreign regulatory authorities may not accept data from such trials;
●	Our Alpha DaRT technology and operations are subject to extensive government regulation and oversight both in the United States and abroad, and our failure to comply with applicable requirements could harm our business;

●	We may not receive, or may be delayed in receiving, the necessary marketing authorizations or certifications for our Alpha DaRT technology or any future products or product candidates, and failure to timely obtain necessary marketing authorizations or certifications for our product candidates would have a material adverse effect on our business;
●	If we do not obtain and maintain international regulatory registrations, marketing authorizations or certifications for any product candidates it develops, we will be unable to market and sell such product candidates outside of the United States;
●	If in the future Alpha DaRT is approved for commercial sale or certified, but we are unable to obtain adequate reimbursement or insurance coverage from third-party payors, we may not be able to generate significant revenue;
●	We may be unable to obtain a sufficient or sufficiently pure supply of radioisotopes to support clinical development or at commercial scale;
●	If we are unable to obtain and maintain patent or other intellectual property protection for its Alpha DaRT technology and for any other products or product candidates that we develop, or if the scope of the patent or other intellectual property protection obtained is not sufficiently broad, our competitors could develop and commercialize products and technology similar or identical to ours, and our ability to commercialize any product candidates that it may develop, and its technology may be adversely affected;
●	We will incur increased costs as a result of operating as a public company, and its management will devote substantial time to new compliance initiatives; and
●	The other matters described in the section titled “Risk Factors” beginning on page 10.

We caution you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date of this prospectus. We undertake no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs. In the event that any forward-looking statement is updated, no inference should be made that we will make additional updates with respect to that statement, related matters, or any other forward-looking statements. Any corrections or revisions and other important assumptions and factors that could cause actual results to differ materially from forward-looking statements, including discussions of significant risk factors, may appear in our public filings with the SEC, which are or will be (as appropriate) accessible at www.sec.gov, and which you are advised to consult. For additional information, please see the section titled “Where You Can Find More Information; Incorporation of Information by Reference” elsewhere in this prospectus.

Market, ranking and industry data used throughout this prospectus, including statements regarding market size and technology adoption rates, is based on the good faith estimates of our management, which in turn are based upon our management’s review of internal surveys, independent industry surveys and publications including third party research and publicly available information. These data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus and in and “Risk Factors” and “Operating and Financial Review and Prospects” in our 2021 Annual Report on Form 20-F incorporated by reference into this prospectus.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and total capitalization as of June 30, 2022:

●	on an actual basis for Alpha Tau ; and
●	on a pro forma basis, after giving effect to the cash exercise of all of the warrants offered hereby, for gross proceeds to us of approximately $181.1 million (and not including the approximately $1.7 million we have previously received upon exercise of 144,323 of the public warrants prior to the date of this prospectus).

The information in this table should be read in conjunction with the financial statements and notes thereto and other financial information included in this prospectus, any prospectus supplement or incorporated by reference in this prospectus. Our historical results do not necessarily indicate our expected results for any future periods.

	As of June 30, 2022
	Actual	Pro Forma
Cash and cash equivalents	$11,571	$192,669
Restricted cash and short-term deposits	101,257	101,257
Warrant liability	12,948	—
Ordinary shares, no par value; 362,116,800 shares authorized; 68,575,397 issued and Outstanding actual, 84,323,074 issued and outstanding pro forma	—	—
Additional paid-in capital	188,851	382,897
Accumulated (deficit)	(80,583)	(80,583)
Total shareholders’ equity (deficiency)	108,268	302,314
Total capitalization	$108,268	$302,314

USE OF PROCEEDS

We will receive up to an aggregate of $181,098,286  from the exercise of the warrants, assuming the exercise in full of all of the warrants for cash (and not including the approximately $1.7 million we have previously received upon exercise of 144,323 of the public warrants prior to the date of this prospectus).

If the warrants are exercised pursuant to a cashless exercise feature, we will not receive any cash from these exercises. We expect to use the net proceeds from the exercise of the warrants, if any, for general corporate purposes. Our management will have broad discretion over the use of proceeds from the exercise of the warrants. There is no assurance that the holders of the warrants will elect to exercise any or all of the warrants. To the extent that the warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the warrants will decrease. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our ordinary shares. If the market price for our ordinary shares is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants. As of September 2, 2022, the closing prices for our ordinary shares and warrants on the Nasdaq Stock Market LLC were $6.68 per ordinary share and $0.47 per warrant.

All of the ordinary shares offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis of Alpha Tau’s financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement/prospectus. Some of the information contained in this discussion and analysis, including information with respect to Alpha Tau’s planned investments in its research and development, sales and marketing, and general and administrative functions, includes forward-looking statements that involve risks and uncertainties. You should review the section titled “Risk Factors” in this prospectus and the sections titled titled “Cautionary Statement Regarding Forward-Looking Statements; Market, Ranking and Other Industry Data” and “Risk Factors” in our Annual Report filed on Form 20-F filed with the SEC on March 28, 2022 (our “Annual Report”) and incorporated by reference into this prospectus for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. In this section “we,” “us” and “our” refer to Alpha Tau. Unless otherwise indicated, all dollar amounts are presented in thousands.

Certain information called for by this Section, including a discussion of the year ended December 31, 2020 compared to the year ended December 31, 2021 has been reported previously in our Annual Report under the section “Operating and Financial Review and Prospects.”

Overview

We are a clinical-stage oncology therapeutics company focused on harnessing the innate relative biological effectiveness and short range of alpha particles for use as a localized radiation therapy for solid tumors. Our proprietary Alpha DaRT technology is designed to utilize the specific therapeutic properties of alpha particles while aiming to overcome, and even harness for potential benefit, the traditional shortcomings of alpha radiation’s limited range. We believe that our Alpha DaRT technology has the potential to be broadly applicable across multiple targets and tumor types.

We evaluated the feasibility, safety and efficacy of the Alpha DaRT technology in a first-in-human study of locally advanced and recurrent squamous cell carcinoma, or SCC, cancers of the skin and head and neck. Efficacy was evaluated in 28 tumors, and results showed that Alpha DaRT achieved 100% overall response rate and over 78% complete response rate. The Alpha DaRT was generally well-tolerated, with limited local toxicity and no systemic toxicity. On the basis of this clinical trial as well as some of our further clinical trials, we received marketing approval in Israel for the treatment of SCC of the skin or oral cavity using the Alpha DaRT in August 2020. In June 2021, the FDA granted the Alpha DaRT Breakthrough Device Designation for the treatment of patients with SCC of the skin or oral cavity without curative standard of care. In October 2021, the FDA granted the Alpha DaRT a second Breakthrough Device Designation, in treating recurrent Glioblastoma Multiforme, or GBM, as an adjunct to standard medical therapies or as a standalone therapy after standard medical therapies have been exhausted. If approved, we expect to commercialize our Alpha DaRT technology first in the United States before other markets, including Israel, notwithstanding our existing marketing authorization in Israel (under which we have not yet commercialized the product). To support our U.S. strategy, we have conducted a multi-center pilot feasibility trial to explore the feasibility of delivering radiotherapy for malignant skin and superficial soft tissue tumors using Alpha DaRT at Memorial Sloan Kettering Cancer Center and four other clinical sites around the United States. All ten patients in this trial were treated in the second half of 2021. The study met its primary feasibility endpoint, as all patients had successful delivery of radiation by Alpha DaRT. At approximately 12 weeks, all ten lesions treated demonstrated a complete response to the treatment, with no product-related serious adverse events observed. We have received conditional approval by the FDA, whose conditions have since been satisfied, for an Investigational Device Exemption (IDE) application to initiate our multi-center pivotal study for the treatment of recurrent cutaneous Squamous Cell Carcinoma (SCC) using the Alpha DaRT, and we expect to initiate this pivotal trial in the second half of 2022. We hold exclusive rights to our proprietary Alpha DaRT technology in our core markets, including the United States and Europe.

While local radiation therapy has been a mainstay of cancer therapy for years, it has been mostly limited to modalities utilizing beta or gamma emissions, which primarily destroy cells through an indirect mechanism relying on oxygen and the generation of free radicals to cause single-strand DNA breaks. By contrast, alpha radiation has hundreds of times the linear energy transfer rate of beta-emitters. Additionally, alpha particles’ heavier mass and far shorter particle paths (less than 100 µm) relative to beta’s lighter mass and lengthier (up to 12 mm) path, have been shown to destroy radioresistant cells in clinical studies — causing multiple, irreparable, double-strand DNA breaks and other cellular damage upon direct impact — within a very short distance.

Accordingly, we believe that alpha radiation has several significant potential advantages for use in cancer radiotherapy, including a high relative biological efficiency (potentially enabling it to destroy tumor cells with administration of lower levels of radiation), imperviousness to factors such as hypoxia, and a very well-defined range of travel with limited collateral damage. Nonetheless, its use has also been limited precisely due to alpha’s extremely short particle range in living tissue, as the range of less than 100 µm is insufficient to provide meaningful clinical utility. The Alpha DaRT technology employs a series of radioactive sources that are embedded with Radium-224 to enable a controlled, intratumoral, release of alpha-emitting atoms which diffuse and decay throughout the tumor, seeking to kill cancerous cells with localized precision, while penetrating deeper into the tumor than can otherwise be reached by the limited ranges of the alpha particles themselves. Due to the inherent limited range of the alpha particles, we believe that the Alpha DaRT technology has the potential to deliver powerful and localized precise killing impact to the tumor without damage to surrounding healthy tissue. By combining the size and potency of alpha particles in a single-use disposable form, we believe that the Alpha DaRT may offer potent local radiation to tumors that have otherwise demonstrated poor response to radiation therapy or other standards of care, with the potential to apply to a wide range of tumors and clinical settings.

We were incorporated in Israel in 2015 and our headquarters is located in Jerusalem, Israel. Our operations to date have been limited to organizing and staffing our company, business planning, raising capital, developing our technology, acquiring and building our intellectual property portfolio and conducting research and development activities, including pre-clinical studies and clinical trials, for our Alpha DaRT technology. We do not have any products approved for sale in the United States and have not generated any revenue from product sales. To date, we have funded our operations primarily through private placements of ordinary and convertible preferred shares and funding from government contracts. From inception through June 30, 2022, we have raised an aggregate of $184,515 to fund our operations, of which $179,289 were gross proceeds from sales of our shares, and $5,225 were gross proceeds from government grants.

We have incurred significant net operating losses in every year since our inception and expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. Our net losses may fluctuate significantly from quarter to quarter and year to year and could be substantial. Our net losses were $18,693 and $27,743 for the six months ended June 30, 2021 and June 30, 2022, respectively. As of June 30, 2022, we had an accumulated deficit of $80,583. We anticipate that our expenses will increase significantly as we:

●	conduct additional clinical trials of our Alpha DaRT technology;
●	continue to discover and develop additional product candidates;
●	construct manufacturing facilities and supply chain capabilities in multiple geographies of sufficient capacity to provide commercial quantities of our Alpha DaRT products and any other product candidates for which we may obtain marketing approval;
●	seek regulatory and marketing approvals for our Alpha DaRT technology and any other product candidates that successfully complete clinical trials, if any;
●	develop and execute launch strategies, and establish a sales, marketing and distribution infrastructure to commercialize our Alpha DaRT technology and any other products for which we may obtain regulatory approval in geographies in which we plan to commercialize our products ourselves;
●	maintain, expand and protect our intellectual property portfolio;
●	hire additional staff, including clinical, scientific, technical, regulatory operational, and financial personnel, to execute our business plan; and
●	add clinical, scientific, operational, financial and management information systems and personnel to support our product development and potential future commercialization efforts, and to enable us to operate as a public company.

We do not expect to generate revenue from product sales unless and until we successfully complete clinical development and obtain further regulatory approvals for our Alpha DaRT technology. If we obtain regulatory approval for our Alpha DaRT technology or any other product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, commencing upon the closing of the Business Combination, we expect to incur additional costs associated with operating as a public company. As a result, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we can generate significant revenue from product sales, if ever, we expect to fund our operations through public or private equity or debt financings or other sources, including strategic collaborations. We may, however, be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop our current product candidates, or any additional product candidates, if developed.

Because of the numerous risks and uncertainties associated with therapeutics product development, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate revenue from product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

As of June 30, 2022, we had cash and cash equivalents, restricted cash and short-term deposits totaling $112,828. We believe that this balance will enable us to fund our operating expenses and capital expenditure requirements for at least two years. We have based these estimates on assumptions that may prove to be imprecise, and we may use our available capital resources sooner than we currently expect. See “Liquidity and Capital Resources.” Because of the numerous risks and uncertainties associated with the development of our Alpha DaRT technology and any future product candidates, and because the extent to which we may enter into collaborations with third parties for product development is unknown, we are unable to estimate the amounts of increased capital outlays and operating expenses associated with completing the research and development of our Alpha DaRT technology or any future potential product candidates.

If we raise additional funds through collaborations, strategic alliances, or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce, or terminate our product development programs or any future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Basis of presentation

The Company’s financial statements are prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. Unless otherwise indicated, all dollar amounts are presented in thousands.

Financial Operations Overview

Revenue

To date, we have not generated any revenue from product sales and do not expect to generate any revenue from the sale of products in the foreseeable future. If our development efforts for our Alpha DaRT technology or other product candidates are successful and result in further regulatory approvals and successful commercialization efforts, we may generate revenue in the future from product sales. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our Alpha DaRT technology or any other product candidates. We may never succeed in obtaining further regulatory approvals for our Alpha DaRT technology or any of our other product candidates that we may develop in the future.

Operating Expenses

Our operating expenses since inception have consisted solely of research and development costs, marketing expenses and general and administrative costs.

Research and development, net

Research and development, net consist primarily of costs incurred for our research activities, including the development of and pursuit of further regulatory approvals of our Alpha DaRT technology, which include:

●	employee-related expenses, including salaries, benefits and share-based compensation expense for personnel engaged in research and development functions;

●	expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with CROs, investigative sites and consultants;
●	costs of manufacturing our product candidates or other material costs for use in our preclinical studies and clinical trials, including costs of raw materials, components, and other laboratory materials;
●	consulting and professional fees related to research and development activities;
●	facility costs and other allocated expenses, which include expenses for rent and maintenance of our facility, utilities, depreciation, overhead expenses and other supplies; and
●	registration and maintenance of our intellectual property portfolio.

We expense research and development costs as incurred.

Our external research and development expenses consist primarily of costs such as fees paid to consultants, contractors and CROs in connection with our preclinical and clinical development activities.

Because the bulk of our research and development expenses are for internal personnel or for manufacture of our Alpha DaRT for use across our clinical trials and pre-clinical studies, and the majority of our clinical trials and pre-clinical studies are led internally rather than using external CROs, we are unable to allocate our research and development expenses on a program-by-program basis.

Grants from the Israeli Innovation Authority (IIA) are offset against research and development costs at the later of when grant receipt is assured or the expenses are incurred.

Research and development activities are central to our business model. Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages of clinical development, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will continue to increase for the foreseeable future as we initiate additional clinical trials of our Alpha DaRT technology, scale our manufacturing processes, continue to discover and develop additional components to the Alpha DaRT platform or other product candidates, and hire additional clinical and scientific personnel.

The successful development of our Alpha DaRT technology and other potential future product candidates is highly uncertain. Accordingly, at this time, we cannot reasonably estimate or know the nature, timing and costs of the efforts that will be necessary to complete the development of these product candidates. We are also unable to predict when, if ever, we will generate revenue and material net cash inflows from the commercialization and sale of any of our product candidates for which we have obtained or may obtain marketing approval. We may never succeed in achieving further regulatory approvals for any of our product candidates. The duration, costs and timing of preclinical studies, clinical trials and development of our product candidates will depend on a variety of factors, including:

●	successful completion of clinical trials with safety, tolerability and efficacy profiles for our Alpha DaRT technology and any potential future product candidates that are satisfactory to the FDA or any comparable foreign regulatory authority;
●	approval of IDEs or comparable applications for Alpha DaRT technology and any potential future product candidate to commence planned or future clinical trials in the United States or foreign countries;
●	significant and changing government regulation and regulatory guidance;
●	timing and receipt of marketing approvals from applicable regulatory authorities;
●	successful construction of additional manufacturing facilities, or establishing arrangements with contract manufacturing organizations, or CMOs, for third-party clinical and commercial manufacturing, to obtain sufficient supply of our product candidates;
●	obtaining and maintaining patent and other intellectual property protection and regulatory exclusivity for our product candidates;

●	commercializing our Alpha DaRT technology and any potential future product candidate, if and when further approved, whether alone or in collaboration with others;
●	acceptance of the product, if and when approved, by patients, the medical community and third-party payors;
●	competition with other therapies; and
●	maintenance of a continued acceptable safety profile of Alpha DaRT technology and any potential future product candidate following approval.

A change in the outcome of any of these variables with respect to the development, manufacture or commercialization enabling activities of any of our product candidates would significantly change the costs, timing and viability associated with the development of that product candidate. For example, if the FDA or another regulatory authority were to require us to conduct clinical trials beyond those that we anticipate will be required for the completion of clinical development of our Alpha DaRT technology and any potential future product candidate, or if we experience significant delays in our clinical trials due to patient enrollment or other reasons, we would be required to expend significant additional financial resources and time on the completion of clinical development.

Marketing expenses

Marketing expenses consist primarily of salaries and other related costs, including share-based compensation, for personnel in marketing functions. Marketing expenses also include direct and allocated facility-related costs as well as costs of participation in conferences and exhibitions, licenses for marketing software, production of videos and marketing materials, and external consulting on product marketing or reimbursement.

We expect that our marketing expenses will increase in the future to support continued marketing activities and potential commercialization of our Alpha DaRT technology and any potential future product candidate. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, particularly if and when we initiate the hiring of a commercial team or increase our pre-launch commercial activities.

General and administrative expenses

General and administrative expenses consist primarily of salaries and other related costs, including share- based compensation, for personnel in executive, finance and administrative functions. General and administrative expenses also include direct and allocated facility-related costs as well as professional fees for legal, consulting, investor and public relations, accounting, auditing, tax services and insurance costs.

We have incurred and will continue to incur increased expenses associated with being a public company, including costs of additional personnel, accounting, audit, legal, regulatory and tax-related services associated with maintaining compliance with exchange listing and Securities and Exchange Commission, or SEC, requirements, director and officer insurance costs, and investor and public relations costs.

Additionally, we expect that our general and administrative expenses will increase in the future to support continued research and development activities and potential commercialization of our Alpha DaRT technology and any potential future product candidate. These increases will likely include increased costs related to the hiring of additional personnel and fees to outside consultants, attorneys and accountants, among other expenses.

Financial (income) expenses, net

Financial (income) expenses, net, primarily consists of non-cash interest expense incurred on revaluation of warrants, foreign currency transaction, bank charges and interest, and interest income earned on our cash and cash equivalents.

Recently Issued and Adopted Accounting Pronouncements

A description of recently issued accounting pronouncements that may potentially impact our financial position, results of operations or cash flows is disclosed in Note 2 to our audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Critical Accounting Policies and Use of Estimates

Our management’s discussion and analysis of financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities and expenses and the disclosure of contingent assets and liabilities in our consolidated financial statements during the reporting periods. These items are monitored and analyzed by us for changes in facts and circumstances, and material changes in these estimates could occur in the future. We base our estimates on historical experience, known trends and events, and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Changes in estimates are reflected in reported results for the period in which they become known. Actual results may differ materially from these estimates under different assumptions or conditions.

While our significant accounting policies are described in more detail in the notes to our consolidated financial statements appearing elsewhere in this prospectus, we believe the following accounting policies used in the preparation of our consolidated financial statements require the most significant judgments and estimates.

Share-Based Compensation

We apply the fair value recognition provisions of ASC 718, Compensation — Stock Compensation, or ASC 718, for share-based awards granted to employees and directors for their services on the board of directors. Determining the amount of share-based compensation to be recorded requires us to develop estimates of the fair value of share options as of their grant date. We estimate the fair value of each share option grant using the Black-Scholes option-pricing model. Calculating the fair value of share-based awards requires that we make subjective assumptions.

Pursuant to ASC 718, we measure share-based awards granted to employees and members of the board of directors at fair value on the date of grant and recognize the corresponding share-based compensation expense of those awards on a straight-line basis over the requisite service period, which is generally the vesting period of the respective award. We have historically granted share options with exercise prices equivalent to the fair value of Alpha Tau ordinary shares as of the date of grant.

We account for share-based awards to non-employees in accordance with ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, or ASU No. 2018-07, which simplifies the accounting for share-based payments granted to nonemployees for goods and services and aligns most of the guidance on such payments to the nonemployees with the requirements for share-based payments granted to employees.

The Black-Scholes option-pricing model uses the following inputs: the fair value of Alpha Tau ordinary shares, the expected volatility of Alpha Tau ordinary shares, the expected term of our share options, the risk-free interest rate for a period that approximates the expected term of our share options and our expected dividend yield. Due to the lack of sufficient historical information about the trading of Alpha Tau ordinary shares, we have based our computation of expected volatility on a mix of the implied volatility of our publicly traded warrants as well as the historical volatility of a representative group of public companies with similar characteristics to us, including stage of product development, life science industry focus, length of trading history and similar vesting provisions. The historical volatility data is calculated based on a period of time commensurate with the expected term assumption. We will continue to apply this process until a sufficient amount of historical information regarding the volatility of our own share price becomes available or until circumstances change, such that the identified entities are no longer representative companies. In the latter case, more suitable, similar entities whose share prices are publicly available would be utilized in the calculation. We use the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees as we do not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. Under this approach, the weighted-average expected option term is presumed to be the average of the contractual term (ten years) and the vesting term (generally four years) of our share options. We utilize this method due to lack of historical exercise data and the “plain-vanilla” nature of our share-based awards. The expected term is applied to the share option grant group as a whole, as we do not expect substantially different exercise or post-vesting termination behavior among our employee population. The risk- free interest rate is based on a treasury instrument whose term is consistent with the expected term of the share options. The expected dividend yield is assumed to be zero as we have never paid cash dividends and have no current plans to pay any cash dividends on Alpha Tau ordinary shares.

Warrant Valuation

As of the consummation of the Merger, the HCCC warrants became Company warrants exercisable for Company Ordinary Shares. Using the Black-Scholes option-pricing model, our share warrants are remeasured to fair value at the end of each reporting period until the earlier of the exercise of the warrants or the expiration of the warrants. The warrants to purchase ordinary shares may be exercised any time prior to, and shall expire upon, the earlier of (a) March 7, 2027 or (b) upon redemption or liquidation.

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own shares and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding. Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

The Company has classified the warrants (both public and private) as a liability pursuant to ASC 815-40 since the warrants do not meet the equity classification conditions. Accordingly, the Company measures the warrants at their fair value. The warrants liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of comprehensive loss.

The estimates involved in calculating the fair value of our share warrant liabilities involve inherent uncertainties and the application of significant judgment. We assess these assumptions and estimates on a quarterly basis as additional information impacting the assumptions was obtained. Please refer to Note 4 of our consolidated financial statements included elsewhere or incorporated by reference into in this prospectus for additional information.

Results of Operations

Comparison of the Six Months Ended June 30, 2021 and 2022

	Six Months Ended June 30,
	2021	2022	Change
Operating expenses:
Research and development, net	$5,186	$10,683	$5,497
Marketing	254	329	75
General and administrative	773	5,781	5,008
Total operating expenses	$6,213	$16,793	$10,580
Loss from operations:
Financial expense, net	12,454	10,942	(1,512)
Loss before taxes on income	18,667	27,735	9,068
Tax on income	26	8	(18)
Net loss	$18,693	$27,743	$9,050

Research and development, net

Research and development, net increased by $5,497 from $5,186 for the six months ended June 30, 2021 to $10,683 for the six months ended June 30, 2022. The increase in research and development expense was primarily attributable to increased employee compensation and benefits, including share-based compensation, and increased clinical trial expenses particularly in preparation for our expected upcoming U.S. multi-center pivotal trial, with a smaller offset through government grants from the Israel Innovation Authority.

Marketing expenses

Marketing expense increased by $75 from $254 for the six months ended June 30, 2021 to $329 for the six months ended June 30, 2022. The increase in marketing expenses was primarily attributable to increased employee compensation and benefits, including share-based compensation.

General and administrative

General and administrative increased by $5,008 from $773 for the six months ended June 30, 2021 to $5,781 for the six months ended June 30, 2022. The increase in general and administrative expenses was primarily due to increased professional fees (including D&O insurance), increased employee compensation and benefits, including share-based compensation, and costs associated with our financing transaction in the first quarter of 2022.

Financial expense, net

Financial expense, net decreased by $1,512 from $12,454 for the six months ended June 30, 2021 to $10,942 for the six months ended June 30, 2022. The decrease was primarily attributable to revaluation of warrants, an increase in interest from bank deposits, and changes in foreign exchange rates.

Liquidity and Capital Resources

Sources of Liquidity

We have funded our operations from inception through June 30, 2022 primarily through gross proceeds of $179,289 from sales of our ordinary or preferred shares, which have all since been converted to ordinary shares, and $5,225 from government grants. The following table provides information regarding our total cash and cash equivalents, restricted cash and short-term deposits for the periods presented:

	December 31, 2021	June 30, 2022
Cash and cash equivalents	$23,236	$11,571
Restricted cash	618	792
Short-term deposits	8,080	100,465
	$31,934	$112,828

Cash Flows

The following table provides information regarding our cash flows for the periods presented:

	Six Months Ended June 30,
	2021	2022
Net cash used in operating activities	$(5,367)	$(15,328)
Net cash (used in) provided by investing activities	1,293	(92,675)
Net cash provided by financing activities	21	96,800
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(405)	(288)
Increase (decrease) in cash, cash equivalents and restricted cash	$(4,458)	$(11,491)

Net cash used in operating activities

The cash used in operating activities resulted primarily from our net losses adjusted for non-cash charges and changes in components of working capital.

Net cash used in operating activities was $5,367 for the six months ended June 30, 2021, compared to $15,328 for the six months ended June 30, 2022. The increase of $9,961 was primarily attributable to an increase in net loss of $9,050, a decrease of $1,066 in the add-back of change in fair value of warrants, and an increase of $2,483 in the net change in prepaid expenses, offset by an increase of $3,181 in the add-back of share-based compensation and a $1,880 decrease in the net change in long-term prepaid expenses.

Net cash used in investing activities

Net cash provided by investing activities was $1,293 for the six months ended June 30, 2021, compared to net cash used of $92,675 for the six months ended June 30, 2022. The increase in cash used for investing activities of $93,968 was primarily attributable to a $94,500 net increase in deposits.

Net cash provided by financing activities

Net cash provided by financing activities was $21 for the six months ended June 30, 2021, compared to $96,800 for the six months ended June 30, 2022. The increase of $96,779 was primarily attributable to the $93,543 of proceeds from SPAC merger and PIPE financing, net of transaction costs, and to the $3,257 of proceeds from exercise of warrants.

Effect of exchange rate changes on cash, cash equivalents and restricted cash

The effect of exchange rate changes on cash, cash equivalents and restricted cash was a decrease of $405 for the six months ended June 30, 2021, compared to a decrease of $288 for the six months ended June 30, 2022. The increase of $117 was primarily attributable to changes in the exchange rate between the U.S. Dollar vs. the Israeli NIS and the Euro.

Funding Requirements

We expect our expenses to increase in connection with our ongoing activities, particularly as we continue the research and development for, initiate later stage clinical trials for, and seek further marketing approvals for, our Alpha DaRT technology and other potential future product candidates. In addition, if we obtain further marketing approvals for our Alpha DaRT technology and other potential future product candidates, we expect to incur significant commercialization expenses related to product sales, marketing, manufacturing and distribution. Furthermore, since closing of the Merger, we have incurred and expect to continue to incur additional costs associated with operating as a public company. Accordingly, we may need to obtain substantial additional funding in connection with our continuing operations. If we are unable to raise capital when needed or on attractive terms, we would be forced to delay, reduce or eliminate our research and development programs or future commercialization efforts.

As of June 30, 2022, we had cash and cash equivalents, restricted cash and short-term deposits totaling $112,828. We believe that this balance will enable us to fund our operating expenses and capital expenditure requirements for at least two years. We have based this estimate on assumptions that may prove to be wrong, and we may use our available capital resources sooner than we currently expect. Our future capital requirements will depend on many factors, including:

●	the costs of conducting future clinical trials of our Alpha DaRT technology;
●	the costs of manufacturing additional supply for one or more pivotal clinical trials of our Alpha DaRT technology and potential future clinical studies we might conduct for other future product candidates;
●	the costs of scaling up our manufacturing process and supply chain capacity to provide sufficient quantities of Alpha DaRT for the potential commercialization of Alpha DaRT if our clinical development program is successful and we obtain further marketing approvals;
●	the scope, progress, results and costs of discovery, preclinical development, laboratory testing and clinical trials for other potential product candidates we may develop, if any;
●	the costs, timing and outcome of regulatory review of our Alpha DaRT technology and other potential future product candidates;
●	our ability to establish and maintain collaborations on favorable terms, if at all;
●	the achievement of milestones or occurrence of other developments that trigger payments under any collaboration agreements we might have at such time;
●	the costs and timing of future commercialization activities, including product sales, marketing, manufacturing and distribution, for any of our product candidates for which we receive marketing approval;

●	the amount of revenue, if any, received from commercial sales of our Alpha DaRT technology and other potential future product candidates, should any of our product candidates receive further marketing approvals;
●	the costs of preparing, filing and prosecuting patent applications, obtaining, maintaining and enforcing our intellectual property rights and defending intellectual property-related claims;
●	our headcount growth and associated costs as we expand our business operations and our research and development activities; and
●	the costs of operating as a public company.

Identifying potential product candidates and conducting preclinical testing and clinical trials is a time- consuming, expensive and uncertain process that takes years to complete, and we may never generate the necessary data or results required to obtain further marketing approvals and achieve product sales. In addition, our Alpha DaRT technology and other potential future product candidates, if further approved, may not achieve commercial success. Our commercial revenues, if any, will be derived from sales of products that we do not expect to be commercially available for many years, if at all. Accordingly, we will need to continue to rely on additional financing to achieve our business objectives. Adequate additional financing may not be available to us on acceptable terms, or at all.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through a combination of equity offerings, debt financings, collaborations, strategic alliances and licensing arrangements. We do not have any committed external source of funds. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interests may be diluted, and the terms of these securities may include liquidation or other preferences that could adversely affect your rights as a shareholder. Any debt financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends, that could adversely impact our ability to conduct our business.

If we raise funds through collaborations, strategic alliances or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates or to grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings when needed, we may be required to delay, limit, reduce or terminate our product development or future commercialization efforts or grant rights to develop and market product candidates that we would otherwise prefer to develop and market ourselves.

Contractual Obligations

The following table summarizes our significant and non-cancellable contractual obligations as of payment due date by period as of June 30, 2022:

	Payments Due by Period Ended December 31,
	Total	2022	2023	2024	2025	2026	Thereafter
Operating leases (facilities and motor vehicles)	$7,320	$359	$677	$685	$541	$549	$4,509
Total	$7,320	$359	$677	$685	$541	$549	$4,509

We occasionally enter into ordinary course agreements with CROs for clinical trials, third party manufacturers of certain components, professional consultants for expert advice and other vendors for other services for operating purposes. We have not included these payments in the table of contractual obligations above since the contracts do not contain any minimum purchase commitments and are cancelable at any time by us, generally upon 30 days prior written notice and therefore we believe that our non-cancelable obligations under these agreements are not material.

We are also obligated to make royalty payments in certain circumstances. We have received grants from the IIA to finance our research and development programs in Israel, through which we received IIA participation payments in the aggregate amount of $4,085 through June 30, 2022. In return, we committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through June 30, 2022, no royalties have been paid or accrued. In addition, in connection with acquiring certain intellectual property from Althera Medical (“Althera”), our predecessor, we assumed all of Althera’s liabilities towards the IIA totaling $474 of grants received by Althera (plus accrued interest at LIBOR rate). The Company’s liability to the IIA at June 30, 2021, including grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $5,159. Additionally, we also agreed to pay Althera 2% (subject to certain adjustments), from sales derived from the purchased intellectual property, up to a maximum amount of $1,500 (plus VAT), in the aggregate.

In connection with ongoing research and development activities and acquiring certain intellectual property from Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University, we agreed to pay a 2.5% royalty on net sales of our alpha radiation products and a 7% royalty on any royalties or revenues from licensing such products. We also agreed to grant to HekaBio K.K. options to acquire 271,588 of Alpha Tau ordinary shares at a price of $4.42 each and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price and 10% of distribution receipts in Japan if HekaBio K.K. successfully assists us in obtaining regulatory marketing approval of the Alpha DaRT in Japan.

As part of our ongoing research and development activities with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), we agreed to pay BGN a 0.75% royalty on all sales of our alpha radiation products and a 1.5% royalty on sales of any products that contain intellectual property owned by Ben Gurion University, net of certain deductions. We also agreed to pay BGN 4% of certain license revenues that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. We will wholly own any intellectual property that is developed jointly with Ben Gurion University.

As part of our clinical trial agreement with Cambridge University Hospitals NHS Trust, we agreed to pay Cambridge 5% of any marginal increase in our net sales generated on account of any patent or patent claim granted from the research performed in such trial and 2% of our net sales received for the treatment of Squamous Cell Carcinoma of the vulva.

Off-Balance Sheet Arrangements

We did not have during the periods presented, and we do not currently have, any off-balance sheet arrangements, as defined under applicable SEC rules.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to market risk related to changes in interest rates. As of June 30, 2022, our cash equivalents consisted of interest-bearing checking accounts and deposits. Our primary exposure to market risk is interest rate sensitivity, which is affected by changes in the general level of U.S. interest rates. Due to the short-term nature and the low risk profile of our interest-bearing accounts, an immediate 10% change in interest rates would not have a material effect on the fair market value of our cash and cash equivalents or on our financial position or results of operations.

We operate primarily in Israel and the majority of our expenses are denominated in New Israeli Shekels, or NIS. We are subject to fluctuations in foreign currency rates in connection with these arrangements. With respect to our foreign currency exposures for the six months ended June 30, 2022, a 10% unfavorable movement in foreign currency exchange rates would have increased our operating expenses by approximately 6.2%.

We do not currently hedge our foreign currency exchange rate risk. In the future, we may enter into formal currency hedging transactions to decrease the risk of financial exposure from fluctuations in the exchange rates of our principal operating currencies. These measures, however, may not adequately protect us from the material adverse effects of such fluctuations.

Emerging Growth Company Status

The Jumpstart Our Business Startups Act of 2012, or the JOBS Act, permits an “emerging growth company” such as us to take advantage of an extended transition period to comply with new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies.

We are in the process of evaluating the benefits of relying on other exemptions and reduced reporting requirements under the JOBS Act. Subject to certain conditions, as an emerging growth company, or EGC, we intend to rely on certain of these exemptions, including exemptions from the requirement to provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act and from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, known as the auditor discussion and analysis. We will remain an EGC until the earlier of: the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; the last day of the fiscal year following the fifth anniversary of the date of the completion of the Merger; the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

SELLING SECURITYHOLDERS

This prospectus relates to the possible resale by the Selling Securityholders of up to 9,200,947 ordinary shares by the Selling Securityholders.

The Selling Securityholders may from time to time offer and sell any or all of the ordinary shares and warrants set forth below pursuant to this prospectus. In this prospectus, the term “Selling Securityholders” includes (i) the entities identified in the table below (as such table may be amended from time to time by means of an amendment to the registration statement of which this prospectus forms a part or by a supplement to this prospectus) and (ii) any donees, pledgees, transferees or other successors-in-interest that acquire any of the securities covered by this prospectus after the date of this prospectus from the named Selling Securityholders as a gift, pledge, partnership distribution or other non-sale related transfer.

The table below sets forth, as of the date of this prospectus, the name of the Selling Securityholders for which we are registering ordinary shares for resale to the public, and the aggregate principal amount that the Selling Securityholders may offer pursuant to this prospectus. In accordance with SEC rules, individuals and entities below are shown as having beneficial ownership over shares they own or have the right to acquire within 60 days, as well as shares for which they have the right to vote or dispose of such shares. Also in accordance with SEC rules, for purposes of calculating percentages of beneficial ownership, shares which a person has the right to acquire within 60 days of August 31, 2022 are included both in that person’s beneficial ownership as well as in the total number of shares issued and outstanding used to calculate that person’s percentage ownership but not for purposes of calculating the percentage for other persons. In some cases, the same ordinary shares are reflected more than once in the table below because more than one holder may be deemed the beneficial owner of the same ordinary shares.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the ordinary shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus, subject to applicable law.

Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s securities pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of ordinary shares and warrants registered on its behalf. A Selling Securityholder may sell all, some or none of such securities in this offering. See “Plan of Distribution.”

The information in the table below is based upon information provided by the Selling Securityholders. The securities owned by the Selling Securityholders named below do not have voting rights different from the securities owned by other securityholders. Unless otherwise indicated, the business address of each beneficial owner listed in the tables below is c/o Kiryat HaMada St. 5 Jerusalem, Israel 9777605.

				Percentage of
				Outstanding
	Number of	Number of	Number of	Ordinary Shares
	Ordinary	Ordinary Shares	Ordinary Shares	Owned After
Name of Selling Security holders	Shares	Being Offered(1)	After Offering	Offering
YOZMA EBEST GLOBAL MEDICAL FUND(2)	1,644,632	1,644,632	—	—
YOZMA KAI NEW GROWTH FUND NO. 1(3)	46,595	46,595	—	—
SJW INTERNATIONAL CO., LTD(4)	200,000	200,000	—	—
SIWON LEE(5)	300,000	300,000	—	—
HANMI HEALTHCARE, INC(6)	1,000,000	1,000,000	—	—
GRAND DECADE DEVELOPMENTS LIMITED(7)	1,000,000	1,000,000	—	—
RR INVESTMENT 2012, LP(8)	263,677	50,000	213,677	*
MARVIN DEN(9)	25,000	25,000	—	—
MORRY BLUMENFELD(10)	202,495	47,300	155,195	*
ISSACHAR KNOLL(11)	276,323	50,000	226,323	*
JOSEPH VENTURES ENTITIES(12)	308,785	127,500	181,285	*
MICHAEL AVRUCH(13)	2,140,634	50,000	2,090,634	3.0%
GEORGETTE AVRUCH(14)	762,178	70,000	692,178	1.0%
LINDA ADAMS(15)	426,323	200,000	226,323	*
RICHARD WOLFE(16)	172,362	60,000	112,362	*
ARIE KRAMER(17)	136,148	120,000	16,148	*
MEIR JAKOBSOHN(18)	189,851	75,000	114,851	*
ARIE JACOBSOHN(19)	64,939	25,000	39,939	*
MEDISON VENTURES LTD.(20)	2,992,847	200,000	2,722,847	4.0%
FIELDCREST HOLDINGS LLC(21)	50,000	50,000	—	—
RINA MAZOZ(22)	10,526	6,000	4,526	*
GILA ASRAF(23)	6,000	6,000	—	—
OURCROWD ENTITIES(24)	2,963,523	299,999	2,663,524	3.9%
THOMAS SCHMIDEK(25)	543,234	100,000	443,234	*
OHAD SHAKED(26)	261,212	225,000	36,212	*
HANNA ANNIE BATTASH(27)	2,000	2,000	—	—
SHMUEL RUBINSTEIN(28)	24,195	4,000	20,195	*
ALAN PATRICOF(29)	236,485	25,000	211,485	*
EDMUND SHAMSI(30)	1,931,220	160,000	1,771,220	2.6%
HELENE SHAMSI(31)	170,176	140,000	30,176	*
KAEYO INVESTMENTS LTD.(32)	7,500	7,500	—	—
451WE ALPHA2 LLC(33)	1,127,049	500,000	627,049	*
MARAV MAZON KOL LTD.(34)	500,000	500,000	—	—
TZALIR PHARMA LTD.(35)	8,000	8,000	—	—
AVNER GOLDENBERG(36)	795,783	40,000	755,783	1.1%
ROY GOLDENBERG(37)	5,000	5,000	—	—
KAMAREA LTD(38)	5,000	5,000	—	—
ARON TENDLER(39)	479,161	50,000	429,161	*
LIOR OPHIR(40)	21,867	1,672	20,195	*
DANIEL LAVINE(41)	64,515	12,121	52,394	*
STUART MINTZ(42)	16,981	5,000	11,981	*
CSINTALAN SANDOR(43)	52,438	6,000	46,438	*
DAN SPINER(44)	28,018	5,236	22,782	*
MAOZ LEV(45)	138,109	3,200	134,909	*
URI SALOMON(46)	98,925	1,000	97,925	*
DAVID GROVAS(47)	7,284	5,625	1,659	*
ORI GROVAS(48)	5,723	4,063	1,660	*
ADAM SOKOL(49)	74,671	13,090	61,581	*
DONGWOOK KO(50)	40,000	40,000	—	—
MIN SOO KIM(51)	50,000	50,000	—	—
JAE SANG YOO(52)	50,000	50,000	—	—
H. PIO CO., LTD.(53)	512,000	512,000	—	—
RU KA LUKE KANG(54)	30,000	30,000	—	—
DANIEL MARTIN CO., LTD.(55)	100,000	100,000	—	—
ABBA M. KRIEGER(56)	10,000	10,000	—	—
ESTER PORAT(57)	426,344	30,000	396,344	*
CHAN SOO KIM (58)	40,000	40,000	—	—
MINSU YU(59)	10,000	10,000	—	—
BIG MOVE VENTURES, CO. LTD.(60)	100,000	100,000	—	—
KIM JONG SEON(61)	147,414	147,414	—	—
NURIFLEX, CO., LTD.(62)	200,000	200,000	—	—
NURIVISTA, CO., LTD.(62)	200,000	200,000	—	—
NURIBILL, CO., LTD.(62)	200,000	200,000	—	—
*	Less than 1%.
(1)	The amounts set forth in this column are the number of ordinary shares that may be offered by such Selling Securityholder using this prospectus. These amounts do not represent any other of our ordinary shares that the Selling Securityholder may own beneficially or otherwise.

(2)	Yozma Ebest Global Medical Fund is under management by Yozma Investment, Co., Ltd. (“Yozma”) and Ebest Investment & Securities Co., Ltd. (“Ebest”). Yozma and Ebest serve as investment managers of the Yozma Ebest Global Medical Fund and have control and discretion over the shares held by the Yozma Ebest Global Medical Fund. As such, Yozma and Ebest may be deemed the beneficial owners of the shares held by the Yozma Ebest Global Medical Fund. Yozma and Ebest disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Yozma Ebest Global Medical Fund is 24F, 60 Yeouinaru-ro, Yeongdeungpo-gu, Seoul, Republic of Korea, 07328.
(3)	Yozma KAI New Growth Fund No.1 is under management by Yozma Investment, Co., Ltd. (“Yozma”) and Korea Asset Investment Securities Co., Ltd. (“KAI”). Yozma and KAI serve as investment managers of the Yozma KAI New Growth Fund No.1 and have control and discretion over the shares held by the Yozma KAI New Growth Fund No.1. As such, Yozma and KAI may be deemed the beneficial owners of the shares held by the Yozma KAI New Growth Fund No.1. Yozma and KAI disclaim any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of the Yozma KAI New Growth Fund No.1 is 12F, 57 Yeouinaru-ro, Yeongdeungpo-gu, Seoul, Republic of Korea, 07327.
(4)	SJW International Co., Ltd. is owned and controlled by Siwon Lee. The principal business address of Siwon Lee is #601 Dosan daero 406, Gangnam-gu, Seoul, South Korea.
(5)	The principal business address of Siwon Lee is #601 Dosan daero 406, Gangnam-gu, Seoul, South Korea.
(6)	The principal business address of Hanmi Healthcare, Inc. is 14 Wiryeseong-daero, Songpa-gu, Seoul, South Korea 05545.
(7)	Grand Decade Developments Limited is a wholly-owned subsidiary of Grand Pharmaceutical Group Limited (HK.00512). The principal business address of Grand Decade Developments Limited is Unit 3302,33/F, The Center, 99 Queen’s Road Central, Hong Kong.
(8)	Consists of (i) 203,767 Alpha Tau ordinary shares and (ii) 59,910 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. Ralph Rieder is the sole owner and manager of RR Investment 2012, LP. The principal business address of RR Investment 2021, LP is 15 Judith Lane, Monsey, NY 10952.
(9)	The principal business address of Marvin Den is 9 Rocky Acres Lane, Westport, CT 06880.
(10)	Consists of (i) 80,986 Alpha Tau ordinary shares, (ii) 114,851Alpha Tau ordinary shares subject to options exercisable within 60 days of August 31, 2022 and (iii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Morry Blumenfeld is 8 Yair Street, Apt 4, Jerusalem, Israel.
(11)	The principal business address of Issachar Knoll is 3 Anilevich St., Bnei Brak, Israel.
(12)	Consists of (i) 181,285 Alpha Tau ordinary shares held by Joseph Ventures Allium LLC (“Joseph Ventures Allium”), (ii) 9,500 Alpha Tau ordinary shares held by Joseph Ventures Allium I LLC, Series C (“Joseph Ventures Allium I”) and (iii) 118,000 Alpha Tau ordinary shares held by Joseph Ventures Allium II LLC (“Joseph Ventures Allium II” and, together with Joseph Ventures Allium I, the “Joseph Ventures Entities”). The Joseph Ventures Entities are managed solely by Joseph Ventures LLC, which in turn is solely owned and managed by Michael Ross. The principal business address of Joseph Ventures Allium is 16192 Coastal Highway, Lewes, DE 19958. The principal business address of Joseph Ventures Allium I is 8 The Green, Suite 11644, Dover, DE 19901. The principal business address of Joseph Ventures Allium II is 8 The Green, Suite 4000, Dover, DE 19901.
(13)	Consists of (i) 1,993,927 Alpha Tau ordinary shares, (ii) 114,851 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of August 31, 2022 and (iii) 31,856 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Michael Avruch is Nachal Tzin 18/4, Modiin, Israel 71709.
(14)	Consists of (i) 730,322 Alpha Tau ordinary shares and (ii) 31,856 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Georgette Avruch is 1066 Dessewffy u 49 Fe, Budapest, Hungary.
(15)	The principal business address of Linda Adams is 20/1 Derech Beit Lechem, Jerusalem 93109, Israel.

(16)	Consists of (i) 159,049 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Richard Wolfe is Hamaayan 2, Modiin, Israel.
(17)	Consists of (i) 131,288 Alpha Tau ordinary shares and (ii) 4,860 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Arie Kramer is 39 Hanassi St., Givat Shmuel, Israel 5400404.
(18)	Consists of (i) 75,000 Alpha Tau ordinary shares and (ii) 114,851 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of August 31, 2022. The principal business address of Meir Jakobsohn is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.
(19)	Consists of (i) 51,626 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Arie Jacobsohn is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.
(20)	Consists of (i) 2,731,997 Alpha Tau ordinary shares and (ii) 190,850 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. Meir Jakobsohn is the ultimate beneficial owner of Medison Ventures Ltd. The principal business address of Medison Ventures Ltd. is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.
(21)	Stephen Werdiger is the sole manager of Fieldcrest Holdings LLC. The principal address of Fieldcrest Holdings LLC is 1412 Broadway, 18th Floor, New York, NY 10018.
(22)	The principal business address of Rina Mazoz is Moshav Eitan 7, D.N. Sdei Negev, Israel.
(23)	The principal business address of Gila Asraf is Shachal 63/8, Giv’at Mordechai, Jerusalem, Israel.
(24)	Consists of (i) 3,846 Alpha Tau ordinary shares held by OurCrowd International General Partner L.P. (“OurCrowd International GP”), (ii) 2,462,951 Alpha Tau ordinary shares held by OurCrowd (Investment in AlphaT) L.P. (“OurCrowd Investment LP”), (iii) 395,660 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022 held by OurCrowd Investment LP, (iv) 37,276 Alpha Tau ordinary shares held by OurCrowd 50 L.P. (“OurCrowd 50 LP”), (v)18,638 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022 held by OurCrowd 50 LP, (vi) 30,101 Alpha Tau ordinary shares held by OurCrowd International Investment III L.P. (“OurCrowd Investment III” and, together with OurCrowd International GP, OurCrowd Investment LP and OurCrowd 50 LP, the “OurCrowd Entities”) and (vii) 15,051 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. Jonathan Medved controls the OurCrowd Entities. The principal business address of the OurCrowd Entities is 28 Derech Hebron, Jerusalem, Israel.
(25)	Consists of (i) 491,978 Alpha Tau ordinary shares and (ii) 51,256 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Thomas Schmidek is 11/52 Bnei Binyamin Street, Netanya, Israel 42463.
(26)	The principal business address of Ohad Shaked is 11 Hatzivonim St., Kfar Shmaryahu, Israel.
(27)	The principal business address of Hanna Annie Battash is 225 Melrose Circle, Merion Station, PA 19066.
(28)	Consists of (i) 17,537 Alpha Tau ordinary shares and (ii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Shmuel Rubinstein is 106 David Hamelech Street, Herzeliya, Israel 4660907.
(29)	Consists of (i) 104,879 Alpha Tau ordinary shares and (ii) 131,606 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Alan Patricof is 830 Park Avenue, New York, NY 10021.
(30)	Consists of (i) 1,220,996 Alpha Tau ordinary shares held directly by Edmund Shamsi, (ii) 277,578 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022 held directly by Edmund Shamsi and (iii) 452,646 Alpha Tau ordinary shares held by Mishor Tau LLC. Edmund Shamsi is the controlling shareholder of Mishor Tau LLC. The principal business address of Edmund Shamsi is 4605 S. Ocean Blvd., Highland Beach, FL.
(31)	The principal business address of Helene Shamsi is 4605 S. Ocean Blvd., Highland Beach, FL.
(32)	KAEYO Investments Ltd. is the private investment arm of Yoel Neeman and is wholly owned by Yoel Neeman. For purposes of the reporting requirements of the Exchange Act, Yoel Neeman is the beneficial owner of these securities. The address of KAEYO Investments Ltd. is 5 Sarah Aharonson Street, Raanana 43399, Israel.
(33)	Consists of (i) 918,032 Alpha Tau ordinary shares and (ii) 209,017 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. 451we Alpha2 LLC is managed by Lois Hager and Avery Hager. The principal business address of 451we Alpha2 LLC is 451 West End Ave., #3D, New York, NY 10024.
(34)	The principal business address of Marav Mazon Kol Ltd. is Jaffa St. 157, Haifa, Israel.
(35)	Meir Jakobsohn is the beneficial owner of 100% of the issued shares in Tzalir Pharma Limited. The principal business address for Tzalir Pharma Limited is 10 Hashiloach Street, Kiryat Matalon, Petach Tikva, Israel 4917002.
(36)	Consists of (i) 755,783 Alpha Tau ordinary shares held by Taoz Holding and Management Ltd. (“Taoz Management”) and (ii) 40,000 Alpha Tau ordinary shares held directly by Avner Goldenberg. Avner Goldenberg is the controlling shareholder of Taoz Management. The principal business address of Avner Goldberg is Kibutz Galuyot 34, Tel Aviv, Israel.
(37)	The principal business address of Roy Goldenberg is Kibutz Galuyot 34, Tel Aviv, Israel.
(38)	Andras Csaki is the sole beneficial owner of Kamarea Trade and Invest Limited. The principal business address of Kamarea Ltd is 115 Griva Digeni Limassol, 4002, Cyprus.
(39)	Consists of (i) 452,534 Alpha Tau ordinary shares and (ii) 26,627 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Aron Tendler is 249 Peruvian Ave., Palm Beach, Florida 33480.
(40)	Consists of (i) 15,209 Alpha Tau ordinary shares and (ii) 6,658 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Lior Ophir is Eliezer HaGadol 12/3, Jerusalem, Israel.
(41)	Consists of (i) 51,202 Alpha Tau ordinary shares and (ii) 13,313 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Daniel Lavine is 10 Rio Abajo, apt 1 Ed Solis, Panama City, Panama.
(42)	Consists of (i) 12,987 Alpha Tau ordinary shares and (ii) 3,994 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Stuart Mintz is 24115 Woodway Road, Beachwood, Ohio 44122.
(43)	Consists of (i) 37,128 Alpha Tau ordinary shares and (ii) 15,310 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Csintalan Sandor is Kossuth UT 87, Agesegyhaza, 6076 Hungary.
(44)	The principal business address of Dan Spiner is 114 E 13th Street, New York, NY 10003.
(45)	Consists of (i) 132,517 Alpha Tau ordinary shares and (ii) 5,592 warrants to purchase Alpha Tau ordinary shares exercisable within 60 days of August 31, 2022. The principal business address of Maoz Lev is 23401 Old Meadow Brook Circle, Bonita Springs, FL 34134.
(46)	Consists of (i) 17,522 Alpha Tau ordinary shares and (ii) 81,403 Alpha Tau ordinary shares subject to RSUs or options exercisable within 60 days of August 31, 2022. The principal business address of Uri Salomon is 35 Halimon Street, Tel Mond 4060474, Israel.

(47)	The principal business address of David Grovas is Hanave Street 3, Rechelim Nofei Nehemia, Israel.
(48)	The principal business address of Ori Grovas is Hanave Street 3, Rechelim Nofei Nehemia, Israel.
(49)	The principal business address of Adam Sokol is 7215 136th Street, Flushing, NY 11367.
(50)	The principal business address of Dongwook Ko is 110-2202 Hangang Xi, apt Ichon-ro 64, gil 15, Yongsan-gu, Seoul, S. Korea.
(51)	The principal business address of Mins oo Kim is 104 dong 405 ho, 12, Yeongdong-daero 138-gil, Gangnam-gu, Seoul, Korea.
(52)	The principal business address of Jae Sang Yoo is 150, Samseong-ro, Gangnam-gu, Seoul Korea..
(53)	Tae youp Kang is the sole manager of H. PIO Co., Ltd. The principal business address of H. PIO Co., Ltd. is 115, Yangpyeong-ro, Yeongdeungpo-gu, Seoul, Korea.
(54)	The principal business address of Ru Ka Luke Kang is 7F Gangnam Finance Center, 152 Teheran-ro, Ganggam-Gu, Seoul, South Korea 06236.
(55)	Daniel Martin Co., Ltd. is under management by its CEO, Mr. Chung Won Sok (“Daniel Martin”), a company existing under the laws of South Korea and having its principal office at #3606, 39, Saimdang-ro, Seocho-gu, Seoul 06650, Korea. Daniel Martin is an investor and has control and discretion over the shares held by Daniel Martin Co., Ltd. As such, Daniel Martin may be deemed the beneficial owner of the shares held by Daniel Martin Co., Ltd. Daniel Martin disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein.
(56)	The principal business address of Abba Krieger is 501 Waldron Terrace, Merion Station, PA 19066.
(57)	The principal business address of Ester Porat is Netiv Zohara 8, Jerusalem, Israel.
(58)	The principal business address of Chan Soo Kim is 304, Hyoryeong-ro, Seocho-gu, Seoul, Republic of Korea.
(59)	The principal business address of Minsu Yu is 27-7, Unjung-ro 166beon-gil, Bundang-gu, Seongnam-si, Gyeonggi-do, Republic of Korea.
(60)	Big Move Ventures, Co., Ltd. (“BMV”) is under management by Jaewon Co., Ltd (“Jaewon”). Jaewon has control and discretion over the shares held by BMV. As such, Jaewon may be deemed the beneficial owner of the shares held by BMV. Jaewon disclaims any beneficial ownership of the reported shares other than to the extent of any pecuniary interest therein. The business address of BMV is 102, 4Fl., 14, Teheran-ro, 26-gil, Gangnam-gu, Seoul, Korea.
(61)	The principal business address of Kim Jong Seon is 304-501, Woojangsan Lotte Castle APT, 382 Gonghang-daero, Gangseo-gu, Seoul 07648.
(62)	NuriBill Co., Ltd. (“NuriBill”) and NuriVista Co., Ltd (“NuriVista”) are each wholly-owned subsidiaries of NurifFlex Co., Ltd. (Kosdaq: KRW) (“Nuriflex Korea” and, together with NuriBill and NuriVista, the “Nuri Investors”). NuriFlex Korea’s major shareholder and beneficial owner is NuriFlex Holdings Inc. (Canada), having its principal address at Suite 2109, 4710 Kingsway, Burnaby BC V5H 4J5, Canada.The principal business address of the Nuri Investors is NURI BLD, 16 Sapyeong-daero, Seocho-gu, South Korea, 065552.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling warrants, ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which our ordinary shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of the ordinary shares or their interests therein:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for their account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	privately negotiated transactions;
●	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;
●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
●	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
●	a combination of any such methods of sale; and
●	any other method permitted by applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of their ordinary shares or other shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of their securities to its members, partners or shareholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or shareholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.

In connection with the sale of our ordinary shares, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell our ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the warrants or ordinary shares to broker-dealers that in turn may sell these securities. The

Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution or shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement.

To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the warrants or shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or the securities have been withdrawn.

In compliance with the guidelines of the Financial Industry Regulatory Authority (“FINRA”), the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.

EXPENSES

We estimate that our expenses in connection with the issuance and registration of our ordinary shares in connection with exercise of warrants and the offer and sale of our ordinary shares by the Selling Securityholders, will be as follows:

Expenses		Amount
SEC registration fee		$25,990
FINRA filing fee		*
Transfer agent’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous costs		*
Total	$	*
*	These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Under agreements to which we are party with the Selling Securityholders, we have agreed to bear all expenses relating to the registration of the resale of the securities pursuant to this prospectus.

LEGAL MATTERS

The legality of the ordinary shares offered by this prospectus and certain other Israeli legal matters will be passed upon for Alpha Tau by Meitar | Law Offices. The legality of the Alpha Tau warrants offered by this prospectus and certain legal matters relating to U.S. law will be passed upon for Alpha Tau by Latham & Watkins LLP. Meitar | Law Offices and certain attorneys affiliated with the firm own less than 1% of Alpha Tau’s ordinary shares. Latham & Watkins LLP and certain attorneys and investment funds affiliated with the firm own less than 1% of Alpha Tau’s ordinary shares.

EXPERTS

The consolidated financial statements of Alpha Tau Medical Ltd. and its subsidiaries as of December 31, 2020 and 2021, and for each of the three years ended December 31, 2021 included in this prospectus have been so included in reliance on the reports of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The current address of Kost, Forer, Gabbay & Kasierer is 144 Menachem Begin Road, Building A, Tel Aviv 6492102, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of Alpha Tau’s assets and substantially all of Alpha Tau’s directors and officers are located outside the United States, any judgment obtained in the United States against Alpha Tau or any of its directors and officers may not be collectible within the United States.

Alpha Tau has irrevocably appointed Alpha Tau Medical, Inc., Alpha Tau’s wholly-owned subsidiary, as its agent to receive service of process in any action against Alpha Tau in any U.S. federal or state court arising out of the Transactions. The address of Alpha Tau’s agent is 1 Union Street 3rd Floor, Lawrence, MA 01840.

It may be difficult to initiate an action with respect to U.S. securities law in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws reasoning that Israel is not the most appropriate forum to hear such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact by expert witnesses which can be a time-consuming and costly process. Certain matters of procedure may also be governed by Israeli law.

Subject to certain time limitations and legal procedures, Israeli courts may enforce a U.S. judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

●	the judgment was rendered by a court which was, according to the laws of the state of the court, competent to render the judgment;
●	the obligation imposed by the judgment is enforceable according to the rules relating to the enforceability of judgments in Israel and the substance of the judgment is not contrary to public policy; and
●	the judgment is capable of being executed in the state in which it was given.

Even if these conditions are met, an Israeli court may not declare a foreign civil judgment enforceable if:

●	the judgment was given in a state whose laws do not provide for the enforcement of judgments of Israeli courts (subject to exceptional cases);
●	the enforcement of the judgment is likely to prejudice the sovereignty or security of the State of Israel;
●	the judgment was obtained by fraud;
●	the opportunity given to the defendant to bring its arguments and evidence before the court was not reasonable in the opinion of the Israeli court;
●	the judgment was rendered by a court not competent to render it according to the laws of private international law as they apply in Israel;
●	the judgment is contradictory to another judgment that was given in the same matter between the same parties and that is still valid; or
●	at the time the action was brought in the foreign court, a lawsuit in the same matter and between the same parties was pending before a court or tribunal in Israel.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates. In addition, there is no bilateral treaty between Israel and the United States for the enforcement of civil judgments.

TRANSFER AGENT AND REGISTRAR

The transfer agent and warrant agent for Alpha Tau’s securities is Continental Stock Transfer & Trust Company.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION OF INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this registration statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this registration statement the following documents previously filed with the SEC:

●	the Company’s Annual Report on Form 20-F for the year ended December 31, 2021 filed with the SEC on March 28, 2022; and
●	the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41316), filed with the SEC on March 7, 2022, including any amendments or reports filed for the purpose of updating such description.

We have filed a registration statement on Form F-1 to register the resale of the securities described elsewhere in this prospectus. This prospectus is a part of that registration statement. As permitted by SEC rules, this prospectus does not contain all of the information included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement and the exhibits and schedules for more information about us and our securities.

Information and statements contained in this prospectus or any annex to this prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this prospectus forms a part.

Statements made in this prospectus concerning the contents of any contract, agreement or other document are not complete descriptions of all terms of these documents. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed for a complete description of its terms. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. You should read this prospectus and the documents that we have filed as exhibits to the registration statement of which this prospectus is a part in their entirety.

We are subject to the informational requirements of the Exchange Act. Accordingly, we will be required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. The SEC maintains an internet website that contains reports and other information about issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are a “foreign private issuer” as defined in Rule 3b-4 under the Securities Exchange Act of 1934, or the Exchange Act. As a result, our proxy solicitations are not subject to the disclosure and procedural requirements of Regulation 14A under the Exchange Act and transactions in our equity securities by our officers and directors are exempt from Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. We publish annually an annual report filed on Form 20-F containing financial statements that have been examined and reported on, with an opinion expressed by, a registered public accounting firm. We prepare our annual financial statements in United States dollars and in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. If there is any inconsistency between the information in this prospectus and in any post-effective amendment to the Form F-1 of which this prospectus is a part, or in any prospectus supplement, you should rely on the information in the post-effective amendment or prospectus supplement, as relevant. You should read this prospectus and any post-effective amendment or prospectus supplement together with the additional information contained in documents listed above under the heading “Where You Can Find More Information; Incorporation of Information by Reference.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us, the securities offered under this prospectus, and our other outstanding securities. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned above under “Where You Can Find More Information; Incorporation of Information by Reference.”

We will provide to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all the information that has been incorporated by reference in this prospectus but not delivered with this prospectus (and any exhibits specifically incorporated in such information), at no cost, upon written or oral request to us at the following address:

Alpha Tau Medical Ltd.

Attention: VP Legal

Kiryat HaMada St. 5

Jerusalem

9777605

Israel

You may also obtain information about us by visiting our website at www.innoviz-tech.com. Information contained in our website is not part of this prospectus.

We have not authorized anyone to give any information or make any representation about their companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that have been incorporated in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. You should read all information supplementing this prospectus.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

	December 31,	June 30,
	2021	2022
	Audited	Unaudited
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$23,236	$11,571
Restricted cash	618	792
Short-term deposits	8,080	100,465
Prepaid expenses and other receivables	707	3,199
Total current assets	32,641	116,027
LONG-TERM ASSETS:
Long term prepaid expenses	2,028	207
Property and equipment, net	7,546	7,746
Total long-term assets	9,574	7,953
Total assets	$42,215	$123,980

The accompanying notes are an integral part of the interim consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		December 31,	June 30,
		2021	2022
	Note	Audited	Unaudited
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)
CURRENT LIABILITIES:
Trade payables		$1,203	$1,197
Other payables and accrued expenses		3,202	1,567
Total current liabilities		4,405	2,764
LONG-TERM LIABILITIES:
Warrants liability	5	—	12,948
Warrants to Convertible Preferred shares		18,623	—
Total liabilities		23,028	15,712
Convertible preferred shares of no-par value per share – Authorized: 25,348,176 shares as of December 31, 2021 and June 30, 2022; Issued and outstanding: 13,739,186 and 0 shares as of December 31, 2021 and June 30, 2022, respectively		53,964	—
SHAREHOLDERS’ EQUITY (DEFICIENCY):	4
Ordinary shares of no-par value per share – Authorized: 72,423,360 and 362,116,800 shares as of December 31, 2021 and June 30, 2022, respectively; Issued and outstanding: 40,528,913 and 68,575,397 shares as of December 31, 2021 and June 30, 2022, respectively		—	—
Additional paid-in capital		18,063	188,851
Accumulated deficit		(52,840)	(80,583)
Total shareholders’ equity (deficiency)		(34,777)	108,268
Total liabilities, Convertible Preferred shares and shareholders’ equity (deficiency)		$42,215	$123,980

The accompanying notes are an integral part of the interim consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

		Six months ended June 30,
	Note	2021	2022

		Unaudited

Research and development, net		5,186	10,683

Marketing expenses		254	329

General and administrative		773	5,781

Total operating loss		6,213	16,793

Financial expenses, net	7	12,454	10,942

Loss before taxes on income		18,667	27,735

Tax on income		26	8

Net loss		18,693	27,743

Net comprehensive loss		18,693	27,743

Net loss per share attributable to Ordinary shareholders, basic and diluted		(0.46)	(0.48)

Weighted-average shares used in computing net loss per share attributable to Ordinary shareholders, basic and diluted (*)		40,512,967	58,023,875
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 4, shareholders’ equity (deficiency), for details.

The accompanying notes are an integral part of the interim consolidated financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ EQUITY (DEFICIENCY)

U.S. dollars in thousands (except share and per share data)

	Convertible						Additional		Total
	Preferred shares			Ordinary shares			paid-in	Accumulated	Shareholders’
	Shares		Amount	Shares		Amount	capital	deficit	deficiency

Balances as of January 1, 2021	13,739,186	(*)	$53,964	40,433,578	(*)	$—	$17,140	$(25,569)	$(8,429)
Issuance of ordinary shares upon exercise of share options	—		—	4,808	(*)	—	21	—	21
Share-based compensation	—		—	—		—	264	—	264
Net loss	—		—	—		—	—	(18,693)	(18,693)
Balances as of June 30, 2021 (unaudited)	13,739,186	(*)	$53,964	40,438,386	(*)	$—	$17,425	$(44,262)	$(26,837)

	Convertible				Additional		Total
	Preferred shares		Ordinary shares		paid-in	Accumulated	Shareholders’
	Shares	Amount	Shares	Amount	capital	deficit	deficiency

Balances as of January 1, 2022	13,739,186	$53,964	40,528,913	$—	$18,063	$(52,840)	$(34,777)
Issuance of ordinary shares upon exercise of warrants	—	—	1,269,213	—	3,257	—	3,257
Issuance of shares in connection with SPAC merger and PIPE financing	—	—	12,435,849	—	74,952	—	74,952
Conversion of convertible preferred shares in connection with SPAC merger	(13,739,186)	(53,964)	14,270,797	—	53,964	—	53,964
Conversion of Warrants to Convertible Preferred shares in connection with SPAC merger	—	—	—	—	35,170	—	35,170
Vesting of RSUs in ESOP	—	—	70,625	—	—	—	—
Share-based compensation	—	—	—	—	3,445	—	3,445
Net loss	—	—	—	—	—	(27,743)	(27,743)
Balances as of June 30, 2022 (unaudited)	—	$—	68,575,397	$—	$188,851	$(80,583)	$108,268
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 4, shareholders’ equity (deficiency), for details.

The accompanying notes are an integral part of the interim consolidated unaudited financial statements.

ALPHA TAU MEDICAL LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Six months ended June 30,
	2021	2022

	Unaudited
Cash flows from operating activities:
Net loss	$(18,693)	$(27,743)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	353	475
Share-based compensation	264	3,445
Decrease (increase) in prepaid expenses and other receivables	40	(2,443)
(Increase) decrease in long term prepaid expenses	(59)	1,821
Change in the fair value of Warrants liabilities	12,171	11,105
Non-cash financial expenses (income), net	425	(97)
Increase (decrease) in trade payables	403	(6)
Decrease in other payables and accrued expenses	(271)	(1,885)
Net cash used in operating activities	(5,367)	(15,328)
Cash flows from investing activities:
Investment in short-term deposits	(8,000)	(100,000)
Redemption of short-term deposits	10,500	8,000
Purchase of property and equipment	(1,207)	(675)
Net cash provided by (used in) investing activities	1,293	(92,675)
Cash flows from financing activities:
Proceeds from exercise of warrants	—	3,257
Proceeds from exercise of options	21	—
Proceeds from SPAC merger and PIPE financing, net of transaction cost	—	93,543
Net cash provided by financing activities	21	96,800
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(405)	(288)
Decrease in cash, cash equivalents and restricted cash	(4,458)	(11,491)
Cash, cash equivalents and restricted cash at beginning of period	16,174	23,854
Cash, cash equivalents and restricted cash at end of period	$11,716	$12,363
Supplemental disclosures of cash flow information:
Income tax payments	$41	$2
Interest received	$175	$50

The accompanying notes are an integral part of the interim consolidated financial statements.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-GENERAL

a.Company description:

Alpha Tau Medical Ltd. (“the Company”) is an Israeli clinical-stage oncology therapeutics company that focuses on research, development and commercialization of Alpha DaRT (Diffusing Alpha-emitters Radiation Therapy) for the treatment of solid cancer. The Company was established in November 2015 and began its operations in January 2016, and shortly thereafter acquired the full rights to the Alpha DaRT technology from Althera Medical Ltd., (“Althera”), developed in 2003 at Tel Aviv University.

In August 2017 the Company established a fully owned subsidiary in the United States – “Alpha Tau Medical Inc.” (“ATM Inc”). ATM Inc began its activity in August 2018.

In January 2018 the Company established a subsidiary in Japan “Alpha Tau Medical KK” (hereafter: ATM KK). ATM KK began its activity in January 2018. Since July 2019, the Company holds 100% of ATM KK.

In July 2019, the Company established a fully owned subsidiary in Canada “Alpha Tau Medical Canada Inc.” (hereafter: ATM Canada Inc). ATM Canada Inc began its activity in March 2020.

b.Merger with Healthcare Capital Corp:

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Capital Corp., a Delaware corporation (“HCCC”), and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). As part of the completion of business combination on March 7, 2022 (the “Closing Date”), the Merger Sub was merged with and into HCCC (the “Merger”), with HCCC surviving the merger as a wholly owned subsidiary of the Company. In July 2022, HCCC was dissolved.

Each of HCCC’s outstanding warrants to purchase one share of HCCC common stock, including both the HCCC warrants issued to public shareholders in HCCC’s initial public offering (the “Public Warrants”) and the HCCC warrants issued in a private placement to HCCC’s sponsors in HCCC’s initial public offering (the “Private Warrants”) (together, the “Warrants liability”), were converted into the right to receive an equal number of warrants to purchase one Ordinary Share of the Company. A total of 15,892,000 warrants to purchase one Ordinary Share were issued to holders of HCCC warrants.

On July 7, 2021, the Company entered into Subscription Agreements, together with a number of subsequent agreements since with certain investors (the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors agreed to purchase on the Closing Date the Company’s ordinary shares at a price equal to $10.00 per share on the terms and subject to the conditions set forth in the Subscription Agreements for gross proceeds of approximately $93,330 (the “PIPE Financing”). In connection with the closing of the Business Combination, the Company consummated the sale of 9,251,006 ordinary shares for gross proceeds of $92,510 pursuant to the PIPE Financing, while $820 of gross proceeds of the PIPE Financing were not received from a PIPE Investor.

Total gross proceeds resulted from the Merger transaction were approximately $104,052 out of which total transaction costs amounted to approximately $5,713. The transaction costs related to the Warrants liability in the amount of $817 were recognized as expenses in the Company’s statement of comprehensive loss for the period ended June 30, 2022. The residual amount was deducted of additional paid in capital.

On July 6, 2021, the Company’s board of directors approved a 1: 0.905292 stock split which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible Preferred shares, options for Ordinary Shares, warrants to Ordinary shares and Preferred shares, exercise price and net loss per share amounts were adjusted accordingly.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-GENERAL  (continued)

c.The Company’s activities since inception have consisted of performing research and development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to secure financing; obtain further marketing approvals from regulatory authorities; access potential markets; and build a sustainable customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. The Company’s operations are funded by its shareholders and research and development grants and the Company intends to seek further financing as well as make applications for further research and development grants for continuing its operations. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

The Company expects to continue to incur substantial losses over the next several years during its clinical development phase. To fully execute its business plan, the Company will need to complete registrational clinical studies and certain development activities as well as manufacture the required clinical and commercial products in its manufacturing plants. Further, the Company will seek further regulatory approvals prior to commercialization and the Company will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company.

As of June 30, 2022, the Company had cash, cash equivalents, short-term deposits and restricted cash of $112,828. During the six months ended June 30, 2022, the Company incurred a net loss of $27,743 and had negative cash flows from operating activities of $15,328. In addition, the Company had an accumulated deficit of $80,583 on June 30, 2022. The Company believes that its existing capital resources will be adequate to satisfy its expected liquidity requirements for at least two years.

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES

a.Unaudited interim consolidated financial statements:

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. In the opinion of management, the unaudited interim consolidated financial statements include all adjustments necessary for a fair presentation.

The balance sheet as of December 31, 2021 has been derived from the audited consolidated financial statements of the Company at that date but does not include all information and footnotes required by U.S. GAAP for complete financial statements.

The accompanying unaudited interim consolidated financial statements should be read in conjunction with the audited consolidated financial statements and accompanying notes for the year ended December 31, 2021.

The significant accounting policies disclosed in the Company’s audited 2021 consolidated financial statements and notes thereto have been applied consistently to these unaudited interim consolidated financial statements. Results for the six months ended June 30, 2022 are not necessarily indicative of results that may be expected for the year ending December 31, 2022.

b.Use of estimates:

The preparation of the unaudited interim consolidated financial statements in conformity with U.S. GAAP requires management to make estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the interim consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from those estimates.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES  (continued)

c.Restricted cash:

Restricted cash is primarily invested in bank deposit and is used as security for the Company’s lease commitments. The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:

	June 30,
	2021	2022

Cash and cash equivalents, as reported on the balance sheets	$11,132	$11,571
Restricted cash, as reported on the balance sheets	584	792
Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$11,716	$12,263

d.Warrants:

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own shares and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

The Company has classified the SPAC warrants assumed during the Merger (both public and private) as a liability pursuant to ASC 815-40 since the warrants do not meet the equity classification conditions. Accordingly, the Company measured the warrants at their fair value. The warrants liability is subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of comprehensive loss.

e.Fair value of financial instruments

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES  (continued)

A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value:

Level 1 — quoted prices in active markets for identical assets or liabilities.

Level 2 — inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Financial instruments consist among others of cash equivalents, restricted cash, other accounts receivable, trade payables, and other accounts payable and accrued expenses. The estimated fair values of these financial instruments approximate their carrying value as presented, due to their short-term maturities. We consider public warrant liabilities to be Level 1 and private warrants are measured at fair value using Level 3 inputs. The financial liability for the warrant liabilities are accounted for at fair value through profit and loss.

f.Recently adopted Accounting Standards:

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years.

The Company early adopted the guidance for the year ended December 31, 2022, and interim periods in fiscal years beginning January 1, 2022, and the adoption did not have a material impact on the Company’s consolidated financial statements.

g.Recently Issued Accounting Pronouncements and not yet adopted:

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to recognize assets and liabilities on the balance sheet for most leases, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. Under the new guidance, the Company would also require to provide enhanced disclosures. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company beginning January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its noncurrent assets, and current and noncurrent liabilities recorded on the consolidated balance sheets. The Company is currently evaluating the effect that ASU No. 2016-02 will have on its consolidated financial statements and related disclosures.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-COMMITMENTS AND CONTINGENT LIABILITIES

a.The Company’s facilities are leased under operating lease agreements for periods ending no later than 2035. The Company also leases motor vehicles under various operating leases, the latest of which expires in 2024.

Certain motor vehicles of the Company are rented under non-cancellable operating lease agreements.

Future minimum lease payments under operating leases as of June 30, 2022 are as follows:

As of June 30, (unaudited)

2022	359
2023	677
2024	685
2025	541
2026	549
Thereafter	4,509
7,320

As of June 30, 2022, the Company made advance payments on account of car leases in the amount of $57 and for facilities rental in the amount of $150.

Rental and lease expenses for the six months ended June 30, 2021 and 2022 were $392 and $435, respectively.

A guarantee in the amount of $567 was issued by a bank to secure the Company’s office rent. In addition, a guarantee in the amount $225 was issued by a bank to the Commonwealth of Massachusetts, backed by a guarantee from the Company, to support the expansion of ATM Inc’s radioactive license in the State of Massachusetts.

b.The Company has received royalty-bearing grants from the IIA to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $4,085 through June 30, 2022. In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through June 30, 2022, no royalties have been paid or accrued. In addition, under the intellectual property purchase agreement with Althera, the Company assumed all of Althera’s liabilities towards the IIA totaling $474 of royalty-bearing grants received by Althera (plus accrued interest at LIBOR rate). The Company’s contingent royalty liability to the IIA on June 30, 2022, including grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $5,159.
c.Under the February 2, 2016 intellectual property purchase agreement with Althera, the Company is obligated to pay Althera a fixed rate of 2% (plus VAT) of Company’s future gross revenues (as defined in the agreement) that are derived from the purchased intellectual property, up to a maximum amount of $1,500 (plus VAT), in the aggregate, with the potential to set off against certain payments made by the Company to the IIA.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 3:-COMMITMENTS AND CONTINGENT LIABILITIES  (continued)

d.The Company also entered into intellectual property agreements with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University (“Ramot”) on April 21, 2016 and July 14, 2016, all as amended on May 5, 2019, pursuant to which the Company is obligated to pay Ramot a fixed royalty of 2.5% on net sales of all of the Company’s products (as defined in the agreement) by the Company and its affiliates, with no set maximum. The royalty will be payable as of the first commercial sale (as defined in the agreement), until the later of: 15 years; or until the last to expire of the patents or patent applications from research developed at Tel Aviv University and assigned to the Company, on a country-by-country, product-by-product basis. The Company is also obligated to pay a 7% royalty (and in no event less than 0.65% of the net sales of Company products sold by the Company’s licensees in a given year) on any royalties or revenues received by the Company from its licensees.
e.Under an Operations Partner Agreement between the Company and services provider HekaBio K.K. of May 21, 2019, the Company makes certain payments to HekaBio K.K. in exchange for consulting and administrative services in Japan, as well as payments upon the achievement of certain clinical and regulatory milestones. In addition, if HekaBio K.K. successfully assists the Company in obtaining regulatory marketing approval of the Company’s products in Japan, then the Company is to grant to HekaBio K.K. options to acquire 271,588 of the Company’s ordinary shares at a price of $4.42 each, and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price (as defined in the agreement) of such products in Japan and 10% of revenues received by the Company from distribution receipts (as defined in the agreement) for such products in Japan. As of June 30, 2022, no such options were granted.
f.On November 18, 2018 and July 29, 2019, the Company entered into research and license agreements with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), wherein the Company will pay BGN a royalty of 3% on net sale revenues received by the Company deriving from new intellectual property developed at Ben Gurion University for the Company, up to an aggregate of $10,000, and 2% for all such net sale revenues in excess thereof, as well as 8% of all license revenues (all as defined in the agreement). Where the university research results in an improvement upon existing Company intellectual property, rather than generating wholly new intellectual property, the royalty rate is reduced to 1.5% and 0.75%, respectively, of net sale revenues, and 4% of license revenues. On May 12, 2021, the Company amended its agreements with BGN, such that the Company will wholly own any intellectual property that is developed jointly by Ben Gurion University and others (including the Company), and BGN will receive 0.75% royalties on all sales of the Company’s alpha radiation products, net of certain deductions and irrespective of the intellectual property underlying such sales, or 1.5% royalties on sales of products that contain intellectual property owned by Ben Gurion University, net of certain deductions. BGN will receive 4% of license revenues (as defined in the agreements) that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. The parties also agreed that the Company will continue to conduct research at Ben Gurion University for as long as the researchers wish so, and the parties have agreed on a research budget in good faith.
g.On December 1, 2020, the Company entered into a clinical trial agreement with Cambridge University Hospitals NHS Trust, wherein Cambridge will receive 5% of any marginal increase in the Company’s net sales (all as defined in the agreement) generated on account of any patent or patent claim granted from the research performed in such trial, and 2% of the Company’s net sales (minus the aforementioned marginal increase payment) received for the treatment of Squamous Cell Carcinoma of the vulva, for three years from the date of first sale, world-wide.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-SHAREHOLDERS’ EQUITY (DEFICIENCY)

a.Ordinary share capital is composed as follows:

On July 6, 2021, the Company’s board of directors approved a 1:0.905292 stock split, which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible preferred shares, options for Ordinary shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

	December 31, 2021		June 30, 2022 (unaudited)
		Issued and		Issued and
	Authorized	outstanding	Authorized	outstanding

Number of shares

Ordinary shares of no-par value	72,423,360	40,528,913	362,116,800	68,575,397

(*)Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022.

At the Closing Date, 13,739,186 Preferred Shares of the Company were converted into 14,270,797 ordinary shares of the Company. In addition, the Company issued 12,435,849 ordinary shares to the SPAC shareholders and PIPE investors in the context of the Merger and PIPE Financing.

b.Ordinary shares rights:

The Ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share represents one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

c.Share option plans:

The Company has authorized through its 2021 Share Incentive Plan (the “Plan”), an available pool of ordinary shares of the Company from which to grant options, RSUs or other equity compensation to officers, directors, advisors, management and other key employees of up to 15,428,386 Ordinary shares. The equity compensation granted generally has a four-year vesting period and expires ten years after the date of grant, subject to the terms set forth in the Plan. Options granted under the Plan that are cancelled or forfeited before expiration become available for future grant. As of June 30, 2022, 13,732,195 of the Company’s options are available for future grants. The Company is no longer granting further equity compensation under its previous 2016 Share Incentive Plan.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-SHAREHOLDERS’ EQUITY (DEFICIENCY)  (continued)

A summary of the status of options under the Plan as of June 30, 2022 and changes during the relevant period ended on that date is presented below:

	Six months ended June 30, 2022 (unaudited)
				Weighted
		Weighted		average
		average	Aggregate	remaining
	Number	exercise	intrinsic	contractual life
Employees	of options	price	value	(years)

Outstanding at beginning of period	5,325,572	$4.97	$17,854,046	7.42
Granted	1,720,015	$9.03
Exercised	—	—
Forfeited	(116,909)	$8.57
Outstanding at end of period	6,928,678	$5.91	$25,399,916	7.67
Exercisable options	3,818,054	$3.61	$20,872,631	6.38

	Six months ended June 30, 2022 (unaudited)
				Weighted
		Weighted		average
		average	Aggregate	remaining
	Number	exercise	intrinsic	contractual life
Service Providers	of options	price	value	(years)

Outstanding at beginning of period	721,197	$4.34	$2,695,213	6.61
Granted	80,541	$9.61
Exercised	—	—
Forfeited	—	—
Outstanding at end of period	801,738	$4.93	$3,590,197	6.46
Exercisable options	611,449	$3.33	$3,499,300	5.57

A summary of the status of RSUs under the Plan as of June 30, 2022 and changes during the relevant period ended on that date is presented below:

Number of RSU

Outstanding at beginning of year	1,031,250
Granted	126,729
Forfeited and cancelled	(16,600)
Vested	(70,625)
Outstanding on June 30, 2022	1,070,754

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-SHAREHOLDERS’ EQUITY (DEFICIENCY)  (continued)

In addition, the Company has authorized 1,285,699 ordinary shares of the Company available for sale through its 2021 Employee Share Purchase Plan (the “ESPP”). As of June 30, 2022, no shares have been granted under the ESPP.

The total equity-based compensation expense related to all of the Company’s equity-based awards recognized for the six months ended June 30, 2022 and 2021, was comprised as follows:

	Six months ended
	June 30,
	2021	2022

Research and development	$169	$2,260
Marketing expenses	7	60
General and administrative	88	1,125
Total share-based compensation expense	$264	$3,445

In the period ended June 30, 2022 the Company recognized share-based compensation expenses associated with achieved performance condition. The Company recognizes share-based compensation costs based on the accelerated method for awards that are subject to a performance condition.

As of June 30, 2022, there were unrecognized compensation costs of $18,394, which are expected to be recognized over a weighted average period of approximately 3.37 years.

d.Warrants to investors:
1.	As part of the 2018 SPA, the Company granted 9,053 warrants to ordinary shares to a public service foundation in Israel. The warrants were exercised on July 15, 2021 into 9,053 Ordinary shares of no-par value with no consideration.
2.	In July 2019, as part of the investment round of HekaBio K.K, the investors received 651,067 warrants to ordinary shares with an exercise price of $5.04 to be exercised within 4 years from grant date.
3.	In March 2022, in conjunction with the Merger with HCCC, the 3,880,777 warrants convertible into Preferred A Shares of the Company were converted into an identical number of warrants convertible into ordinary shares of the Company. The warrants are exercisable until September 2024 at an exercise price of $3.87. During the six months ended June 30, 2022, a total of 1,509,176 of such warrants were exercised into 1,125,088 ordinary shares of the Company. At June 30, 2022, a total of 2,371,601 warrants are outstanding.

The warrants met all the criteria for equity classification and were reclassified as a component of additional paid-in capital. See also note 6.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-SHAREHOLDERS’ EQUITY (DEFICIENCY)  (continued)

e.Warrants to consultants:
1.	In April 2016, 67,897 warrants to ordinary shares were issued to a consultant for services received to be exercised within 7 years from grant date.
2.	In April 2020, 879,609 warrants were exercised into 556,548 ordinary shares of no-par value, for $30 received in cash and the rest exercised on a cashless basis. In addition, in November 2020, 90,529 warrants were exercised into 67,897 ordinary shares of no-par value, all on a cashless basis.

NOTE 5:-WARRANTS LIABILITY

In March 2022, in conjunction with the Merger with HCCC, the Company issued 13,750,000 warrants to the public shareholders of HCCC (the “Public Warrants”) and 2,142,000 warrants to the sponsor of HCCC (the “Private Warrants”) in exchange for the surrender and cancellation of an identical number of warrants exercisable into common stock of HCCC. The Public Warrants and the Private Warrants may each be exercised into Ordinary shares of the Company within 5 years of the grant date, at an exercise price of $11.50, and are subject to certain redemption provisions at the Company’s option. During the six months ended June 30, 2022, a total of 144,123 Public Warrants were exercised into 144,123 ordinary shares of the Company. As of June 30, 2022, a total of 13,605,877 Public Warrants and 2,142,000 Private Warrants are outstanding.

Public Warrants

Each whole warrant will entitle the registered holder to purchase one Ordinary share. No fractional warrants will be issued and only whole warrants will trade. No warrant will be exercisable and the Company will not be obligated to issue an Ordinary share upon exercise of a warrant unless the Ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event is the Company required to net cash settle any warrant. During any period if the Company has failed to maintain an effective registration statement, warrant holders will be able to, until such time there is an effective registration statement, exercise their warrants on a “cashless basis.”

Once the warrants become exercisable, the Company may call the warrants for redemption:

●	In whole and not in part;
●	At a price of $0.01 per warrant;
●	Upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder; and
●	If, and only if, the closing price of the Ordinary shares equals or exceeds $18.00 per share (subject to standard adjustments) for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 5:-WARRANTS LIABILITY (continued)

If the Company calls the warrants for redemption for cash the Company’s management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” If the Company’s management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Ordinary shares equal to the quotient obtained by dividing (x) the product of the number of Ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” of Ordinary shares over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average closing price of the Ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Private Warrants

Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants. Healthcare Capital Sponsor, LLC (the “Sponsor”) has agreed not to sell or transfer the Private Warrants without our permission for 180 days following the closing of the Merger.

The Private Warrants will not be redeemable by the combined company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Warrants on a cashless basis. If the Private Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Warrants will be redeemable by the combined company and exercisable by such holders on the same basis as the Public Warrants. If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of Ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” means the average reported last sale price of the Ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice our warrant exercise is sent to the warrant agent.

NOTE 6:-FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and June 30, 2022 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

	December 31, 2021
	Level 1	Level 2	Level 3

	Audited

Warrants to convertible preferred shares	$—	$—	$18,623

	June 30, 2022
	Level 1	Level 2	Level 3

	(Unaudited)

Warrants Liability – Public Warrants	$6,543	$—	$—
Warrant Liability – Private Warrants	—	—	6,405
Total	$6,543	$—	$6,405

The fair value of the Public Warrants is determined with reference to the prevailing market price for warrants that are trading on Nasdaq under the ticker DRTSW.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-FAIR VALUE MEASUREMENTS  (continued)

The Private warrants were valued using a Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private warrants is the expected volatility of the Ordinary shares. The expected volatility was implied from a blend of the Company’s own Ordinary share and Public Warrant pricing, and the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business.

The Warrants to convertible preferred shares were converted into an identical number of warrants convertible into ordinary shares of the Company. After conversion the converted warrants were valued using a Black Scholes Option Pricing Model. The Black Scholes model’s primary unobservable input utilized in determining the fair value of the Warrants to convertible preferred shares is the expected volatility of the Ordinary shares. The expected volatility was implied from the Company’s own Ordinary shares and Public Warrants pricing, and the average historical share volatilities of several unrelated public companies within the Company’s industry that the Company considers to be comparable to its own business.

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy.

The following table provides the inputs used for Level 3 fair value measurements:

	December 31, 2021	June 30, 2022
	(Audited)	(Unaudited)
Expected term (years)	1.25	4.68
Expected volatility	83.00%	43.81%
Risk-free rate	0.75%	3.01%
Dividend yield	0.00%	0.00%

The following table presents the changes in the fair value of Level 3 warrants liability:

Private Warrants

Fair value as of March 7, 2022 (merger date)	$11,652
Change in fair value	(5,247)
Fair value as of June 30, 2022	$6,405

Warrants to Convertible Preferred Shares

Fair value as of January 1, 2022	$18,623
Change in fair value	16,547
Conversion of Warrants to Convertible Preferred shares in connection with SPAC merger	(35,170)
Fair value as of June 30, 2022	$—

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 7:-FINANCIAL EXPENSES, NET

	Six months ended June 30,
	2021	2022

	Unaudited

Financial expenses:
Foreign currency transaction loss	$425	$260
Remeasurement of warrants, net	12,171	11,105
Others	10	13
Total financial expenses	12,606	11,378
Financial income:
Foreign currency transaction income
Interest from deposits	152	436
Total financial income	152	436
Financial expenses, net	$12,454	$10,942

NOTE 8:-BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per Ordinary share:

	Six months ended
	June 30,
	2021	2022

	Unaudited

Net loss	$18,693	$27,743
Basic and diluted weighted-average number of Ordinary shares outstanding(*)	40,512,967	58,023,875
Net loss per Ordinary share, basic and diluted	$0.46	$0.48
(*)	Prior period results have been retroactively adjusted to reflect the 1 : 0.905292 stock split effected on March 7, 2022. See also note 4, shareholders’ equity (deficiency), for details.

For the six months ended June 30, 2021 and 2022, all outstanding options, warrants and Convertible preferred shares have been excluded from the calculation of the diluted net loss per share since their effect was anti-dilutive. As of June 30, 2021, and 2022 the total weighted average number of shares related to outstanding preferred shares, options and warrants excluded from the calculations of diluted net loss per share were 22,956,485 and 27,571,715, respectively.

ALPHA TAU MEDICAL LTD.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-SUBSEQUENT EVENTS

In August 2022, the Company entered into a collaboration agreement with MIM Software Inc. (“MIM”), under which the parties will collaborate on the use of MIM’s software suite, including MIM Symphony and MIMcloud®, for development of new features and support for the Alpha DaRT across multiple potential indications, integration into all clinical trials involving the Alpha DaRT, and bundling the MIM software with the Alpha DaRT for future commercial sales in territories where the Alpha DaRT and MIM’s software are both approved. The agreement contemplates certain payments to be made by the Company to MIM in the future, including upon development work to facilitate the use of MIM’s software with the Alpha DaRT in new geographies or sites or with additional features, and upon sale of the Alpha DaRT bundled with MIM software.

Kost Forer Gabbay & Kasierer 144A Menachem Begin Road Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT AUDITORS

To the Shareholders’ and Board of Directors of

ALPHA TAU MEDICAL LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Alpha Tau Medical Ltd. (the “Company”) as of December 31, 2020 and 2021, the related consolidated statements of operations, convertible preferred shares and shareholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2021 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2016.
Tel-Aviv, Israel
March 28, 2022

f-21

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands (except share and per share data)

		December 31,
	Note	2020	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$15,598	$23,236
Restricted cash		576	618
Short-term deposits		30,417	8,080
Prepaid expenses and other receivables	3	864	707
Total current assets		47,455	32,641
Long-term assets:
Long term prepaid expenses		139	2,028
Property and equipment, net	4	5,395	7,546
Total long-term assets		5,534	9,574
Total assets		$52,989	$42,215
LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY
CURRENT LIABILITIES:
Trade payables		$964	$1,203
Other payables and accrued expenses	5	1,124	3,202
Total current liabilities		2,088	4,405
LONG-TERM LIABILITIES:
Warrants to convertible preferred shares	7	5,366	18,623
Total liabilities		7,454	23,028
Commitments and Contingencies	6
Convertible Preferred shares of no-par value per share — Authorized: 25,348,176 shares as of December 31, 2020 and 2021; Issued and outstanding: 13,739,186 shares as of December 31, 2020 and 2021;(*)	9	53,964	53,964
Shareholders’ deficiency:
Ordinary shares of no-par value per share — Authorized: 72,423,360 shares as of December 31, 2020 and 2021; Issued and outstanding: 40,433,578 and 40,528,913 shares as of December 31, 2020 and 2021, respectively;(*)	10	—	—
Additional paid-in capital		17,140	18,063
Accumulated deficit		(25,569)	(52,840)
Total shareholders’ deficiency		(8,429)	(34,777)
Total liabilities, convertible preferred shares and shareholders’ deficiency		$52,989	$42,215

(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The accompanying notes are an integral part of the consolidated financial statements.

f-22

CONSOLIDATED STATEMENTS OF OPERATIONS

U.S. dollars in thousands (except share and per share data)

		Year ended
		December 31,
	Note	2019	2020	2021
Research and development, net		$6,636	$7,544	$11,447
Marketing expenses		397	288	482
General and administrative		977	1,412	1,861
Total operating loss		8,010	9,244	13,790
Financial (income) expenses, net	11	308	(520)	13,474
Loss before taxes on income		8,318	8,724	27,264
Tax on income		146	158	7
Net loss		$8,464	$8,882	$27,271
Less: net loss attributable to noncontrolling interests		$97	$—	$—
Net loss attributable to Alpha Tau Medical Ltd.		$8,367	$8,882	$27,271
Net loss per share attributable to ordinary shareholders, basic and diluted		(0.25)	(0.22)	(0.67)
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted (*)		33,815,448	40,274,935	40,534,697
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The accompanying notes are an integral part of the consolidated financial statements.

f-23

CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS’ DEFICIENCY

U.S. dollars in thousands (except share data)

	Convertible		Ordinary		Additional		Nom
	Preferred Shares		Shares		paid-in	Accumulated	controlling	Total
	Shares	Amount	Shares	Amount	capital	deficit	interest	Deficit
Balances as of January 1, 2019 (*)	7,229,885	$25,238	33,185,538	$—	$9,330	$(8,320)	$851	$1,861
Share-based compensation	—	—	—	—	546	—	—	546
Issuance of ordinary shares and warrants to ordinary shares	—	—	1,302,132	—	5,250	—	—	5,250
Exercise of warrants to ordinary shares	—	—	5,316,493	—	1,560	—	—	1,560
Net loss	—	—	—	—	—	(8,367)	(97)	(8,464)
Acquisition of non-controlling interests	—	—	—	—	(192)	—	(754)	(946)
Balances as of January 1, 2020 (*)	7,229,885	25,238	39,804,163	—	16,494	(16,687)	—	(193)
Exercise of Warrants to ordinary shares	—	—	624,445	—	30	—	—	30
Issuance of ordinary shares upon exercise of share options	—	—	4,970	—	20	—	—	20
Share-based compensation	—	—	—	—	596	—	—	596
Issuance of series B Preferred shares, net (**)	6,509,301	28,726	—	—	—	—	—	—
Net loss	—	—	—	—	—	(8,882)	—	(8,882)
Balances as of December 31, 2020 (*)	13,739,186	53,964	40,433,578	—	17,140	(25,569)	—	(8,429)
Exercise of Warrants to ordinary shares	—	—	9,053	—	—	—	—	—
Issuance of ordinary shares upon exercise of share options	—	—	86,282	—	111	—	—	111
Share-based compensation	—	—	—	—	812	—	—	812
Net loss	—	—	—	—	—	(27,271)	—	(27,271)
Balances as of December 31, 2021 (*)	13,739,186	$53,964	40,528,913	$—	$18,063	$(52,840)	$—	$(34,777)
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.
(**)	Net of issuance costs of $35.

The accompanying notes are an integral part of the consolidated financial statements.

f-24

CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2019	2020	2021
Cash flows from operating activities:
Net loss	$(8,464)	$(8,882)	$(27,271)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	66	86	776
Share-based compensation	546	596	812
(Increase) decrease in prepaid expenses and other receivables	(509)	283	157
Increase in long term prepaid expenses	(16)	(123)	(1,889)
Change in the fair value of warrants to convertible preferred shares	994	203	13,257
Non-cash financial (income) expenses, net	12	(153)	29
Increase in trade payables	148	114	239
Increase in other payables and accrued expenses	313	625	2,078
Net cash used in operating activities	(6,910)	(7,251)	(11,812)
Cash flows from investing activities:
Investment in short-term deposits	(54,270)	(70,200)	(8,082)
Redemption of short-term deposits	45,400	66,150	30,282
Purchase of property and equipment	(1,293)	(3,767)	(2,927)
Net cash (used in) provided by investing activities	(10,163)	(7,817)	19,273
Cash flows from financing activities:
Proceeds from issuance of ordinary shares and warrants	5,250	—	—
Proceeds from issuance of series B Preferred shares, net	—	28,726	—
Proceeds from exercise of warrants	1,019	571	—
Proceeds from exercise of options	—	20	111
Acquisition of non-controlling interest	(946)	—	—
Net cash provided by financing activities	5,323	29,317	111
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(18)	84	108
(Decrease) increase in cash and cash equivalents and restricted cash	(11,768)	14,333	7,680
Cash, cash equivalents and restricted cash at the beginning of the year	13,609	1,841	16,174
Cash, cash equivalents and restricted cash at the end of the year	$1,841	$16,174	$23,854
Non-cash transactions:
Receivables from exercise of warrants to ordinary shares	$541	$—	$—
Supplemental disclosures of cash flow information:
Income tax payments	$—	$218	$103
Interest received	$780	$541	$351

The accompanying notes are an integral part of the consolidated financial statements.

f-25

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-GENERAL

a.Company description:

Alpha Tau Medical Ltd. (“the Company”) is an Israeli clinical-stage oncology therapeutics company that focuses on research, development and commercialization of Alpha DaRT (Diffusing Alpha-emitters Radiation Therapy) for the treatment of solid cancer. The Company was established in November 2015 and began its operations in January 2016, and shortly thereafter acquired the full rights to the Alpha DaRT technology from Althera Medical Ltd., (“Althera”), developed in 2003 at Tel Aviv University.

In August 2017 the Company established a fully owned subsidiary in the United States — “Alpha Tau Medical Inc.” (hereafter: ATM Inc). ATM Inc began its activity in August 2018.

In January 2018 the Company established a subsidiary in Japan “Alpha Tau Medical KK” (hereafter: ATM KK). ATM KK began its activity in January 2018, initially as a JV that was jointly owned by the Company (holding more than 90% of ATM KK) and HekaBio K.K. In July 2019, the Company acquired full ownership of ATM KK by virtue of a transaction in which the Company invested additional funds into ATM KK, and ATM KK repurchased its own shares that were held by HekaBio K.K. As of December 31, 2021 and 2020, the Company holds 100% of ATM KK.

In July 2019, the Company established a fully owned subsidiary in Canada “Alpha Tau Medical Canada Inc.” (hereafter: ATM Canada Inc). ATM Canada Inc began its activity in March 2020.

On July 7, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Healthcare Capital Corp., a Delaware corporation (“HCCC”), and Archery Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of the Company (“Merger Sub”). As part of the completion of business combination on March 7, 2022 (the “closing date”), the Merger Sub was merged with and into HCCC (the “Merger”), with HCCC survived the merger as a wholly owned subsidiary of the Company (for further information see note 14b).

The novel coronavirus (“COVID-19”) pandemic has created and may continue to create significant uncertainty in macroeconomic conditions, and the extent of its impact on the Company’s operational and financial performance will depend on certain developments. The Company considered the impact of COVID-19 on the estimates and assumptions and determined that there were no material adverse impacts on the consolidated financial statements for the period ended December 31, 2021. As events continue to evolve and additional information becomes available, the Company’s estimates and assumptions may change materially in future periods.

b.The Company’s activities since inception have consisted of performing research and development activities. Successful completion of the Company’s development programs and, ultimately, the attainment of profitable operations are dependent on future events, including, among other things, its ability to secure financing; obtain further marketing approvals from regulatory authorities; access potential markets; and build a sustainable customer base; attract, retain and motivate qualified personnel; and develop strategic alliances. The Company’s operations are funded by its shareholders and research and development grants and the Company intends to seek further private or public financing as well as make applications for further research and development grants for continuing its operations. Although management believes that the Company will be able to successfully fund its operations, there can be no assurance that the Company will be able to do so or that the Company will ever operate profitably.

The Company expects to continue to incur substantial losses over the next several years during its clinical development phase. To fully execute its business plan, the Company will need to complete registrational clinical studies and certain development activities as well as manufacture the required clinical and commercial products in its manufacturing plants. Further, the Company will seek further regulatory approvals prior to commercialization and the Company will need to establish sales, marketing and logistic infrastructures. These activities may span many years and require substantial expenditures to complete and may ultimately be unsuccessful. Any delays in completing these activities could adversely impact the Company.

f-26

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 1:-GENERAL (continued)

As of December 31, 2021, the Company had cash, cash equivalents, short-term deposits and restricted cash of $31,934. During the year ended December 31, 2021, the Company incurred a net loss of $27,271 and had negative cash flows from operating activities of $11,812. In addition, the Company had an accumulated deficit of $52,840 on December 31, 2021. The Company believes that its existing capital resources will be adequate to satisfy its expected liquidity requirements for at least two years (for further information see note 13b).

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements are prepared according to United States generally accepted accounting principles (“U.S. GAAP”). The significant accounting policies are applied in the preparation of the financial statements on a consistent basis, as follows:

a. Use of estimates for the preparation of financial statements:

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. On an ongoing basis, the Company’s management evaluates estimates, including those related to fair values of convertible preferred shares warrants, fair values of share-based awards, deferred taxes, and contingent liabilities. Such estimates are based on historical experience and on various other assumptions that are believed to be reasonable, the results of which form the basis for making judgments about the carrying values of assets and liabilities.

These estimates, judgments and assumptions can affect the reported amounts of assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

b. Consolidated financial statements in U.S. dollars:

The accompanying consolidated financial statements have been prepared in U.S. dollars.

A substantial portion of the Company’s expenses are incurred in New Israeli Shekels. However, the Company finances its operations mainly in U.S. dollars, a substantial portion of its expenses are incurred in U.S. dollars and revenues from its primary markets are anticipated to be generated in U.S. dollars. As such, the Company’s management believes that the U.S. dollar is the currency of the primary economic environment in which the Company operates. Thus, the functional and reporting currency of the Company is the U.S. dollar.

A subsidiary’s functional currency is the currency of the primary economic environment in which the subsidiary operates; normally, that is the currency of the environment in which a subsidiary primarily generates and expends cash. In making the determination of the appropriate functional currency for a subsidiary, the Company considers cash flow indicators, local market indicators, financing indicators and the subsidiary’s relationship with both the parent company and other subsidiaries. For subsidiaries that are primarily a direct and integral component or extension of the parent entity’s operations, the U.S. dollar is the functional currency.

The Company has determined the functional currency of its foreign subsidiaries is the U.S. Dollar. The foreign operations are considered a direct and integral part or extension of the Company’s operations. The day-to-day operations of the foreign subsidiaries are dependent on the economic environment of the U.S. Dollar.

Transactions and balances denominated in U.S. dollars are presented at their original amounts. Monetary accounts maintained in currencies other than the dollar are re-measured into dollars in accordance with Accounting Standards Codification No. 830, “Foreign Currency Matters” (“ASC 830”). All transaction gains and losses of the re-measurement of monetary balance sheet items are reflected in the statements of operations as financial income or expenses, as appropriate.

f-27

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

c. Principles of consolidation:

The consolidated financial statements include the accounts of the Company and its subsidiaries. Intercompany balances have been eliminated upon consolidation.

d. Cash equivalents:

Cash equivalents are short-term, highly liquid investments that are readily convertible into cash with an original maturity of three months or less, at the date acquired.

e. Restricted cash:

Restricted cash is primarily invested in bank deposits and is used as security for the Company’s lease commitments. The following table provides a reconciliation of the cash and cash equivalents balances reported on the balance sheets and the cash, cash equivalents and restricted cash balances reported in the statements of cash flows:

	December 31,
	2020	2021
Cash and cash equivalents, as reported on the balance sheets	$15,598	$23,236
Restricted cash, as reported on the balance sheets	576	618
Cash, cash equivalents, and restricted cash, as reported in the statements of cash flows	$16,174	$23,854

f. Short-term deposits:

A short-term bank deposit is a deposit with a maturity of more than three months but less than one year. Deposits in U.S. dollars bear interest at rates ranging from.0.05%-1.65% and 0.01%-0.62%, per annum, as of December 31, 2020 and 2021, respectively. Short-term deposits are presented at cost, which approximates market value due to their short maturities.

g. Property and equipment, net:

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following rates:

%
Computers and software	33
Laboratory equipment	10 – 15
Furniture and office equipment	7 – 15
Car	20
Manufacturing equipment	10
Leasehold improvements	Over the shorter of the term of the lease or its useful life

h. Impairment of long-lived assets:

The Company’s long-lived assets are reviewed for impairment in accordance with ASC 360, “Property, Plant and Equipment” (“ASC 360”), whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the asset. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair value.

f-28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

For the years ended December 31, 2019, 2020 and 2021 there were no impairment losses identified.

i. Research and development expenses, net:

Research and development expenses consist of personnel costs (including salaries, benefits and share-based compensation), materials, consulting fees and payments to subcontractors, costs associated with obtaining regulatory approvals, executing pre-clinical and clinical studies and maintenance and prosecution of the Company’s intellectual property rights. In addition, research and development expenses include overhead allocations consisting of various administrative and facilities related costs. The Company charges research and development expenses as expenses when incurred.

Grants from the Israeli Innovation Authority (IIA) are offset against research and development costs at the later of when grant receipt is assured or the expenses are incurred.

j. Accounting for share-based payments:

The Company accounts for share based compensation in accordance with ASC No. 718, “Compensation — Stock Compensation” that requires companies to estimate the fair value of equity-based payment awards on the date of grant using an option-pricing model. The Company recognizes compensation expenses for the value of its awards granted based on the straight-line attribution method over the requisite service period of each of the awards. The Company recognizes forfeitures of awards as they occur.

For awards with no performance conditions, the Company recognizes the related share-based compensation expense on a straight-line basis over the requisite service period of the awards, including awards with graded vesting. For awards with performance conditions the share-based compensation expense is recognized if and when the Company concludes that it is probable that the performance condition will be achieved and where the performance condition awards include graded vesting, the share-based compensation expense is recognized based on the accelerated method. The Company reassesses the probability of vesting at each reporting period for awards with performance conditions and adjust compensation cost based on its probability assessment.

The Company selected the Black-Scholes option-pricing model as the most appropriate fair value method for its option awards. The option-pricing model requires a number of assumptions, of which the most significant are the share price, volatility and the expected option term.

The fair value of ordinary share underlying the options has historically been determined by management and the board of directors. Because there has been no public market for the Company’s ordinary shares, the board of directors has determined fair value of an ordinary share at the time of grant of the option by considering a number of objective and subjective factors including financing investment rounds, operating and financial performance, the lack of liquidity of share capital and general and industry specific economic outlook, amongst other factors.

The fair value of the underlying ordinary shares will be determined by the board of directors until such time as the Company’s ordinary shares are listed on an established stock exchange.

f-29

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

The computation of expected volatility is based on actual historical share price volatility of comparable companies. For option grants that are considered to be “plain vanilla,” the Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options. The Company has historically not paid dividends and has no foreseeable plans to pay dividends and, therefore, uses an expected dividend yield of zero in the option pricing model. The risk-free interest rate is based on the yield of U.S. treasury bonds with equivalent terms as the expected term of the options.

	Year Ended December 31,
	2019	2020	2021
Expected term (years)	5.4 – 7.1	2.0 – 6.2	5.0 – 6.3
Expected volatility	85.3% – 88.6%	90.8% – 102.1%	85.5% – 89.2%
Risk-free interest rate	1.9% – 2.6%	0.1% – 0.5%	0.8% – 1.4%
Expected dividend yield	0%	0%	0%

Total share-based compensation expenses related to employees, consultants and other service providers for the years ended December 31, 2019, 2020 and 2021, amounted to $546, $596 and $812, respectively.

k. Grants and participations:

Royalty-bearing grants from the Israeli Innovation Authority (“IIA”) (previously known as Office of the Chief Scientist) of the Ministry of Economy and Industry in Israel for funding of approved research and development projects are recognized at the time the Company is entitled to such grants, on the basis of the costs incurred, and are presented as a deduction from research and development expenses.

Since the payment of royalties is not probable when the grants are received, the Company does not record a liability for amounts received from IIA until the related revenues are recognized. In the event of failure of a project that was partly financed by IIA, the Company will not be obligated to pay any royalties or repay the amounts received.

The Company recognized participations in research and development as a reduction from research and development expenses in the amount of $ 571, $ 878 and $ 2,459 for the years ended December 31,2019, 2020 and 2021, respectively.

l. Convertible preferred shares and convertible preferred shares warrant liability:

The Company’s preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480 “Distinguishing Liabilities from Equity” and are redeemable in a deemed liquidation event, which is not under the control of the Company; thus, the Company classified the shares outside permanent equity pursuant to ASC 480-10-S99. As of December 31, 2021, and 2020, the Company did not adjust the carrying values of the shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable.

The Company’s warrants to purchase the Company’s convertible preferred shares are considered a “freestanding financial instrument” pursuant to ASC 480. The warrants were classified as a liability on the balance sheet, initially and subsequently measured at fair value through earnings, as the underlying shares are contingently redeemable (upon a deemed liquidation event, which is not under the Company’s control) and, therefore, embody an obligation that is indexed to an obligation to repurchase the Company’s shares by transferring assets. The change in fair value of the warrants is recognized as a component of financial expenses, net, in the statements of operation (see note 9).

f-30

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

m. Fair value of financial instruments:

The Company applies ASC 820, “Fair Value Measurements and Disclosures” (“ASC 820”), pursuant to which fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the Company.

Unobservable inputs are inputs that reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances.

Fair value is an exit price, representing the amount that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tier fair value hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value:

●	Level 1 — Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.
●	Level 2 — Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
●	Level 3 — Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying amounts of cash and cash equivalents, short-term deposits, prepaid expenses, other receivables, trade payables, other accounts payable and accrued expenses approximate their fair value due to the short-term maturity of such instruments.

The financial instruments carried at fair value on the Company’s consolidated balance sheets as of December 31, 2019, 2020 and 2021 are warrants to convertible preferred shares classified as a liability (see note 7).

The following methods and assumptions were used by the Company in estimating their fair value disclosures for financial instruments:

The fair value measurement of warrants to convertible preferred shares are measured using unobservable inputs that require a high level of judgment to determine fair value, and thus are classified as Level 3 financial instruments. To calculate the fair value of the warrants, the Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.

f-31

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instruments. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

n. Ordinary share warrants classification and measurement:

The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance. The assessment considers whether the warrants are freestanding financial instruments, meet the definition of a liability under ASC 480, are indexed to the Company’s own stock and whether the warrants are eligible for equity classification under ASC 815-40. This assessment is conducted at the time of warrant issuance and as of each subsequent reporting period end date while the warrants are outstanding.

Warrants that meet all the criteria for equity classification, are required to be recorded as a component of additional paid-in capital. Warrants that do not meet all the criteria for equity classification, are required to be recorded as liabilities at their initial fair value on the date of issuance and remeasured to fair value through earnings at each balance sheet date thereafter.

As of December 31, 2020, and 2021, the Company had 728,017 and 718,964 outstanding ordinary share warrants, respectively. The warrants were classified as equity (see notes 10d and 10e).

o. Income taxes:

The Company accounts for income taxes in accordance with ASC 740, “Income Taxes” (“ASC 740”). ASC 740 prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, to reduce deferred tax assets to their estimated realizable value, if needed.

ASC 740 contains a two-step approach to recognizing and measuring a liability for uncertain tax positions. The first step is to evaluate the tax position taken or expected to be taken in a tax return by determining if the weight of available evidence indicates that it is more likely than not that, on an evaluation of the technical merits, the tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. As of December 31, 2021, and 2020 no liability for unrecognized tax benefits was recorded as a result of ASC 740.

p. Concentration of credit risks:

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents, restricted cash and short-term deposits.

Cash, cash equivalents, restricted cash and short-term deposits are deposited in major banks in Israel, United States and Japan. Such investments in Israel and abroad may be in excess of insured limits and are not insured in other jurisdictions. Generally, cash and cash equivalents may be redeemed upon demand and, therefore, bear minimal risk.

q. Severance pay:

All the Company’s employees who are Israeli citizens have subscribed to Section 14 of Israel’s Severance Pay Law, 5723-1963 (“Section 14”). Pursuant to Section 14, employees covered by this section are entitled to monthly deposits at a rate of 8.33% of their monthly salary, made on their behalf by the Company. Payments in accordance with Section 14 release the Company from any future severance liabilities in respect of those employees.

f-32

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

Neither severance pay liability nor severance pay fund under Section 14 for such employees is recorded on the Company’s consolidated balance sheets.

Severance pay expense for the years ended December 31, 2019, 2020 and 2021 amounted to $ 117, $ 194 and $ 318, respectively.

r. Contingent liabilities:

The Company accounts for its contingent liabilities in accordance with ASC 450, “Contingencies” (“ASC 450”). A provision is recorded when it is both probable that a liability has been incurred and the amount of the loss can be reasonably estimated. With respect to legal matters, provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter.

As of December 31, 2019, 2020 and 2021, no provision is recorded.

s. Basic and diluted net loss per share:

The Company computes net loss per share using the two-class method required for participating securities. The two-class method requires income available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considers its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis, on an as-converted basis. These participating securities do not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

The Company’s basic net loss per share is calculated by dividing net loss attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net loss per share is calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net loss per share is the same as basic net loss per share in periods when the effects of potentially dilutive shares of ordinary shares are anti-dilutive.

t. Deferred Transaction costs:

Deferred transactions costs consist primarily of accounting, legal, and other fees related to the Company’s transaction. Upon consummation of the transaction, the deferred transaction costs will be reclassified to shareholders’ deficit and recorded against the proceeds from the transaction. The Company capitalized $1,700 of deferred offering costs within other assets, noncurrent in the consolidated balance sheets as of December 31, 2021. No transaction costs were capitalized as of December 31, 2020.

u. Non-controlling interest:

The consolidated financial statements included the Company’s accounts and the accounts of the Company’s wholly- and majority-owned subsidiaries. Non-controlling interest positions of our consolidated entities are reported as a separate component of consolidated equity from the equity attributable to the Company’s shareholders.

v. Recently Issued Accounting Pronouncements and not yet adopted

As an “emerging growth company”, the Jumpstart Our Business Startups Act (JOBS Act) allows the Company to delay adoption of new or revised accounting pronouncements applicable to public companies until such pronouncements are made applicable to private companies. The Company has elected to use this extended transition period under the JOBS Act. The adoption dates discussed below reflect this election.

f-33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 2:-SIGNIFICANT ACCOUNTING POLICIES (continued)

In February 2016, the FASB issued ASU No. 2016-02, Leases, which would require lessees to recognize assets and liabilities on the balance sheet for most leases, whether operating or financing, while continuing to recognize the expenses on their income statements in a manner similar to current practice. Under the new guidance, the Company would also require to provide enhanced disclosures. The guidance states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. The guidance will be effective for the Company as of January 1, 2022, and interim periods in fiscal years beginning January 1, 2023. The Company is in the initial stage of its assessment of the new standard and is currently evaluating the timing of adoption, the quantitative impact of adoption, and the related disclosure requirements. The Company anticipates the adoption of this standard will result in an increase in its noncurrent assets, and current and noncurrent liabilities recorded on the consolidated balance sheets. The Company is currently evaluating the effect that ASU No. 2016-02 will have on its consolidated financial statements and related disclosures.

In August 2020, the FASB issued ASU 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). The final guidance issued by the FASB for convertible instruments eliminates two of the three models in ASC 470-20 that require separate accounting for embedded conversion features. Separate accounting is still required in certain cases. Additionally, among other changes, the guidance eliminates some of the conditions for equity classification in ASC 815-40-25 for contracts in an entity’s own equity. The guidance also requires entities to use the if-converted method for all convertible instruments in the diluted earnings per share calculation and include the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, and interim periods within those fiscal years. The Company is currently evaluating the potential impact of this guidance on its consolidated financial statements.

In November 2021, the FASB issued ASU No. 2021-10, “Government Assistance (Topic 832): Disclosure by Business Entities about Government Assistance.” The new standard improves the transparency of government assistance received by most business entities by requiring the disclosure of: (1) the types of government assistance received; (2) the accounting for such assistance; and (3) the effect of the assistance on a business entity’s financial statements. This guidance is effective for financial statements issued for annual periods beginning after December 15, 2021. Early adoption is permitted. The Company does not expect the adoption of the standard will have a material impact on its consolidated financial statements.

NOTE 3:-PREPAID EXPENSES AND OTHER RECEIVABLES

	December 31,
	2020	2021
Government authorities	$472	$458
Prepaid expenses	387	227
Other receivables	5	22
	$864	$707

f-34

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 4:-PROPERTY AND EQUIPMENT, NET

	December 31,
	2020	2021
Cost:

Manufacturing equipment (*)	$5,058	$7,238
Computers and software	128	394
Laboratory equipment	251	719
Furniture and office equipment	37	50
Cars	57	57
Leasehold improvements	34	—

	5,565	8,458

Accumulated depreciation	170	912
Depreciated cost	$5,395	$7,546

Depreciation expenses amounted to $ 66, $ 86 and $ 776 for the years ended December 31, 2019, 2020 and 2021, respectively.

During 2021 total cost of $ 34 and total accumulated depreciation of $ 34 were disposed from the consolidated balance sheets.

NOTE 5:-OTHER PAYABLES AND ACCRUED EXPENSES

	December 31,
	2020	2021
Employees and payroll accruals	$525	$788
Accrued expenses	551	2,366
Related parties	48	48
	$1,124	$3,202

NOTE 6:-COMMITMENTS AND CONTINGENT LIABILITIES

a.The Company’s facilities are leased under operating lease agreements for periods ending no later than 2035. The Company also leases motor vehicles under various operating leases, the latest of which expires in 2024.

Certain motor vehicles of the Company are rented under non-cancellable operating lease agreements.

f-35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-COMMITMENTS AND CONTINGENT LIABILITIES (continued)

Future minimum lease payments under operating leases as of December 31, 2021 are as follows:

As of December 31, 2021
2022	$775
2023	722
2024	724
2025	590
2026	605
Thereafter	4,948
$8,364

Rental and lease expenses for the years ended December 31, 2019, 2020 and 2021 were $ 158, $ 408 and $ 803 respectively.

b. Guarantee in the amount of $ 618 was issued by a bank to secure rent payments.

c. The Company has received royalty-bearing grants from the IIA to finance its research and development programs in Israel, through which the Company received IIA participation payments in the aggregate amount of $ 4,065 through December 31, 2021. In return, the Company is committed to pay IIA royalties at a rate of 3-3.5% of future sales of the developed products, up to 100% of the amount of grants received plus interest at LIBOR rate. Through December 31, 2021, no royalties have been paid or accrued. In addition, under the intellectual property purchase agreement with Althera, the Company assumed all of Althera’s liabilities towards the IIA totaling $ 474 of royalty-bearing grants received by Althera (plus accrued interest at LIBOR rate). The Company’s liability to the IIA at December 31, 2021, including royalty-bearing grants received by the Company, grants assumed from Althera and the associated LIBOR interest accrued on all such grants, totaled $ 5,061.

d. Under the February 2, 2016 intellectual property purchase agreement with Althera, the Company is obligated to pay Althera a fixed rate of 2% (plus VAT) of Company’s future gross revenues (as defined in the agreement) that are derived from the purchased intellectual property, up to a maximum amount of $ 1,500 (plus VAT), in the aggregate, with the potential to set off against certain payments made by the Company to the IIA.

e. The Company also entered into intellectual property agreements with Ramot at Tel Aviv University Ltd., the technology transfer company of Tel Aviv University (“Ramot”) on April 21, 2016 and July 14, 2016, all as amended on May 5, 2019, pursuant to which the Company is obligated to pay Ramot a fixed royalty of 2.5% on net sales of all of the Company’s products (as defined in the agreement) by the Company and its affiliates, with no set maximum. The royalty will be payable as of the first commercial sale (as defined in the agreement), until the later of: 15 years; or until the last to expire of the patents or patent applications from research developed at Tel Aviv University and assigned to the Company, on a country-by-country, product-by-product basis. The Company is also obligated to pay a 7% royalty (and in no event less than 0.65% of the net sales of Company products sold by the Company’s licensees in a given year) on any royalties or revenues received by the Company from its licensees.

f. Under an Operations Partner Agreement between the Company and services provider HekaBio K.K. of May 21, 2019, the Company makes certain payments to HekaBio K.K. in exchange for consulting and administrative services in Japan, as well as payments upon the achievement of certain clinical and regulatory milestones. In addition, if HekaBio K.K. successfully assists the Company in obtaining regulatory marketing approval of the Company’s products in Japan, then the Company is to grant to HekaBio K.K. options to acquire 271,588 of the Company’s ordinary shares at a price of $4.42 each, and to pay HekaBio K.K. a royalty of 3.5% of the reimbursement price (as defined in the agreement) of such products in Japan and 10% of revenues received by the Company from distribution receipts (as defined in the agreement) for such products in Japan.

f-36

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 6:-COMMITMENTS AND CONTINGENT LIABILITIES (continued)

g. On November 18, 2018 and July 29, 2019, the Company entered into research and license agreements with BGN Technologies, the technology transfer company of Ben Gurion University (“BGN”), further amended on May 12, 2021, wherein the Company will wholly own any intellectual property that is developed jointly by Ben Gurion University and others (including the Company), and BGN will receive 0.75% royalties on all sales of the Company’s alpha radiation products, net of certain deductions and irrespective of the intellectual property underlying such sales, or 1.5% royalties on sales of products that contain intellectual property owned by Ben Gurion University, net of certain deductions. BGN will receive 4% of license revenues (as defined in the agreements) that relate to jointly developed intellectual property, and 8% of license revenues that relate to intellectual property developed solely by Ben Gurion University. The parties also agreed that the Company will continue to conduct research at Ben Gurion University for as long as the researchers wish to and the parties have agreed on a research budget in good faith.

h. On December 1, 2020, the Company entered into a clinical trial agreement with Cambridge University Hospitals NHS Trust, wherein Cambridge will receive 5% of any marginal increase in the Company’s net sales (all as defined in the agreement) generated on account of any patent or patent claim granted from the research performed in such trial, and 2% of the Company’s net sales (minus the aforementioned marginal increase payment) received for the treatment of Squamous Cell Carcinoma of the vulva, for three years from the date of first sale, world-wide.

NOTE 7:-FAIR VALUE MEASUREMENTS

Financial instruments measured at fair value on a recurring basis include warrants to convertible preferred shares (see note 9). The warrants are classified as a liability in accordance with ASC 480-10-25. These warrants were classified as level 3 in the fair value hierarchy since some of the inputs used in the valuation (the share price) were determined based on management’s assumptions. To calculate the fair value of the warrants, the Company first calculated the underlying preferred share value by using the income approach and the market approach. Then the equity value was allocated by using the hybrid model method utilizing two scenarios of OPM and IPO. Once the preferred shares value was derived from the two scenarios, the Black-Scholes model was utilized to calculate the warrants value in each one of the scenarios. Then, probability for each one of the scenarios was applied by the Company to derive the weighted average fair value of the warrants.

The following table summarizes the assumptions used by the Company in the Black-Scholes model:

	December 31,
	2019	2020	2021
Expected term	3	2.25	1.25
Expected dividend yield	0%	0%	0%
Expected volatility	78.11%	96.83%	83.00%
Risk-free interest rate	1.91%	0.42%	0.75%

The change in the fair value of the preferred share warrants liability is summarized below:

	2020	2021
Beginning of year	$5,163	$5,366
Change in fair value	203	13,257
End of year	$5,366	$18,623

f-37

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-INCOME TAXES

a. Tax rate applicable to Company:

The corporate tax rate in Israel in 2019, 2020 and 2021 was 23%.

The Company has the status of an “Preferred Company” and “Preferred Technological Enterprise”, as defined in the Law for the Encouragement of Capital Investments, 5719-1959 and is subject to a reduced tax rate. The reduced tax rates at development area A in which the Company’s offices are located is 7.5%, subject to various conditions.

b. Income taxes on non-Israeli subsidiaries:

The Company’s subsidiaries are separately taxed under the domestic tax laws of the jurisdiction of incorporation of each entity.

Tax rate applicable to ATM Inc:

On December 22, 2017, the United States enacted the Tax Cuts and Jobs Act (the “U.S. Tax Reform”); a comprehensive tax legislation that includes significant changes to the taxation of business entities. These changes, most of which are effective for tax years beginning after December 31, 2017, include several key tax provisions that might impact the Company, among others: (i) a permanent reduction to the statutory federal corporate income tax rate from 35% (top rate) to 21% (flat rate) effective for tax years beginning after December 31, 2017 ((ii) stricter limitation on the tax deductibility of business interest expense; (iii) a shift of the U.S. taxation of multinational corporations from a tax on worldwide income to a territorial system (along with certain rules designed to prevent erosion of the U.S. income tax base) (iv) a one-time deemed repatriation tax on accumulated offshore earnings held in cash and illiquid assets, with the latter taxed at a lower rate and (v) an expansion of the U.S. controlled foreign corporation (“CFC”) anti deferral starting with the CFC’s first tax year beginning in 2018 intended to tax in the U.S. “global intangible low-taxed income” (“GILTI”).

Tax rate applicable to ATM KK (Japan-Tokyo):

The General Corporation tax (national tax in Japan) rate is 23.2% for fiscal years beginning after April 2018. Local taxes are also applicable in different rates and may result in a higher effective tax rate (for example, for Tokyo-based companies the effective statutory tax rate would generally be 30.62% for large companies, and 33.6% for small companies). Special rate of 15% is applicable on the first JPY 8M for small and medium companies (19% for larger companies for fiscal years from April 2019).

c. The components of the net loss (income) before tax on income were as follows:

	Year ended December 31,
	2019	2020	2021
Domestic (Israel)	$8,898	$9,322	$27,089
Foreign	(580)	(598)	175
Total	$8,318	$8,724	$27,264

f-38

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-INCOME TAXES (continued)

Income tax expense was as follows:

	Year ended December 31,
	2019	2020	2021
Current:
Israel	$—	$—	$—
Foreign	146	158	7
Total current income tax expense	146	158	7
Deferred:
Domestic (Israel)	—	—	—
Foreign	—	—	—
Total deferred income tax expense	—	—	—
Income tax expense	$146	$158	$7

d. Net operating losses carry forward:

The Company has accumulated losses for tax purposes as of December 31, 2021 in the amount of approximately $ 39,585 which may be carried forward and offset against taxable income in the future for an indefinite period.

e. Deferred taxes:

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company’s deferred tax assets are comprised of operating loss carryforwards and other temporary differences.

Significant components of the Company’s deferred tax assets are as follows:

	December 31,
	2020	2021
Reserves and allowances	$22	$18
R&D expenses	482	399
Intangible assets	44	31
Stock-based compensation	134	33
Loss carryforward	1,551	3,322

Deferred tax assets before valuation allowance	2,233	3,803
Less – valuation allowance	(2,233)	(3,803)
Net deferred tax assets	$—	$—

Management currently believes that since the Company has a history of losses, and there is uncertainty with respect to future taxable income of the Company, it is more likely than not that the deferred tax assets will not be utilized in the foreseeable future. Thus, a full valuation allowance was provided to reduce deferred tax assets to their realizable value.

f-39

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 8:-INCOME TAXES (continued)

In 2020 and 2021 the main reconciling item for the Company’s tax rate is tax loss carryforwards and temporary differences, for which a full valuation allowance was provided.

f. Tax assessment:

The Company has not received assessments since its inception.

NOTE 9:-CONVERTIBLE PREFERRED SHARES AND WARRANTS

a. The Composition of the Company’s Convertible Preferred shares is as follows:

	December 31, 2020		December 31, 2021
	Authorized	Issued and outstanding	Authorized	Issued and outstanding	Carrying amount	Liquidation preference

	Number of shares
Series A Convertible Preferred shares of no-par value(*)	16,295,256	7,229,885	16,295,256	7,229,885	$25,238	$36,437
Series B Convertible Preferred shares of no- par value(*)	9,052,920	6,509,301	9,052,920	6,509,301	28,726	28,761
Total	25,348,176	13,739,186	25,348,176	13,739,186	$53,964	$65,198
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

The Company issued Series A convertible preferred shares in 2018 and Series B convertible preferred shares in 2020. The Company classifies the convertible preferred shares outside of shareholders’ deficiency as required by ASC 480-10-S99, since these convertible preferred shares are entitled to liquidation preferences which may trigger a deemed liquidation event that is not solely within the Company’s control.

Pursuant to the Company’s Amended and Restated Articles of Incorporation (the “AoA”), a deemed liquidation event would occur, inter alia, upon the closing of the transfer of the Company’s securities to a person or a group of affiliated persons, in one or a series of related transactions, if immediately after such transaction, such person or group of affiliated persons would hold 50% or more of the outstanding voting shares of the Company and upon the occurrence of the events listed in the AoA. For the years ended December 31, 2021 and 2020, the Company did not adjust the carrying values of the convertible preferred shares to the deemed liquidation values of such shares since a deemed liquidation event was not probable at each balance sheet date. Subsequent adjustments to increase the carrying values to the ultimate liquidation values will be made only when it becomes probable that such a deemed liquidation event will occur.

b. Preferred shares rights:

The Preferred A and the Preferred B shares (collectively, the “Preferred Shares”) confer upon their holders all the rights conferred by Ordinary shares, in addition to certain rights stipulated in the Company’s AoA, inter alia, the following:

Dividend rights - the convertible Preferred B shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the Preferred A shares, for each Preferred B share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to the Preferred B share original issue price (the “Series B Dividend Preference”).

Following the payment in full of all of the Series B Dividend Preference, the convertible Preferred A shares shall be entitled to receive, prior and in preference to the declaration or payment of any dividend to the holders of any other class of shares, including the ordinary shares, for each Preferred A share, cumulative dividends (whether paid in cash or otherwise) if and when declared by the Company’s board of directors, in an amount equal to 1.25x the Preferred A share original issue price (the “Series A Dividend Preference”).

f-40

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-CONVERTIBLE PREFERRED SHARES AND WARRANTS (continued)

Following the payment in full of all of the Series A Dividend Preference, the holders of the Preferred Shares and the ordinary shares shall be entitled to receive, on a pro-rata, as-converted basis, any and all other dividends distributed by the Company.

Liquidation rights - In the event of any event of liquidation or deemed liquidation event, the Company shall distribute all distributable proceeds first to the holders of the Preferred B shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred B share, the greater of: (a) the Preferred B share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series B Dividend Preference amount previously declared and actually paid, and (b) the pro rata portion of the distributable proceeds the Preferred B shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series B Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred B shares.

Following payment in full of the Series B Preference, the Company shall distribute the remaining distributable proceeds to the holders of Preferred A shares, on a pro-rata basis among themselves, prior to and in preference to any payments to any of the holders of any other classes of shares, for each Preferred A share, the greater of: (a) 1.25x the Preferred A share original issue price, plus an amount equal to the declared but unpaid dividends, less any Series A Dividend Preference amount previously declared and actually paid, and (b)the pro rata portion of the distributable proceeds the Preferred A shares would receive if all the distributable proceeds were distributed to all shareholders, on a pro-rata and as-converted-to-ordinary shares basis (the “Series A Preference”). In the event of insufficient distributable proceeds, distribution shall be done ratably among the holders of the Preferred A shares.

Following the payment in full of the Series A Preference, the holders of the ordinary shares shall be entitled to receive, on a pro rata basis among themselves, any and all remaining distributable proceeds.

Voting rights — each holder of Preferred Shares is entitled to one vote per each share held by it (on an as-converted-to-ordinary share basis).

Conversion — each Preferred Share is automatically convertible into ordinary shares, at the respective holder’s option, or automatically upon a qualified IPO of the Company or upon written demand of the Investor Majority (each as defined in the AoA) for each respective class of shares. The initial conversion ratio for each Preferred Share is 1:1.The conversion price per Preferred Share will be adjusted in the event of recapitalizations, share splits, ordinary share dividends, subdivisions and combinations of ordinary shares, as well in the event of certain anti-dilution events.

c. Financing rounds:

In September 2018, the Company entered into a Share Purchase Agreement (as amended, the “2018 SPA”) with new and existing investors, pursuant to which 7,229,885 Preferred A shares and 3,614,960 warrants to Preferred A share were issued in consideration of approximately $ 29,150, reflecting a price per share of $ 4.03. Total issuance expenses were amounted to $ 91. The warrants to Preferred A Shares were recorded at fair value in the amount of $ 3,821 and the residual amount was allocated to the Preferred A Shares. The Preferred A shares can be converted into ordinary shares at a conversion ratio of 1:1, however such ratio is subject to amendment in certain situations and was adjusted in the context of the 2020 SPA, as more fully described above.

In April 2020, the Company entered into a Preferred B Share Purchase Agreement (as amended, the “2020 SPA”) with new and existing investors, pursuant to which 6,509,301 Preferred B shares were issued in consideration of approximately $ 28,761, reflecting a price per share of $ 4.42. Total issuance expenses amounted to $ 35. The Preferred B shares can be converted into ordinary shares at a conversion ratio of 1:1, subject to adjustment in certain situations, more fully described above.

f-41

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 9:-CONVERTIBLE PREFERRED SHARES AND WARRANTS (continued)

In conjunction with the 2020 SPA, the Company and the holders of the Preferred A shares agreed on a modified adjustment to the conversion ratio of Preferred A shares into ordinary shares as compared to the AoA in effect at that time. The conversion ratio of the Preferred A shares was adjusted to approximately 1.07:1, such that 7,229,885 Preferred A shares can be converted into 7,761,495 ordinary shares of the Company.

The revised Preferred A share conversion ratio, along with other amendments in the new agreement, did not result a substantial change in the fair value of the Preferred A shares. Therefore, the amendment to the agreement was accounted for as a modification.

On July 6, 2021, the Company’s board of directors approved a 1: 0.905292 stock split which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible preferred shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

d. Warrants to purchase Preferred A shares:

Under the 2018 SPA, the Company had initially granted the Preferred A share investors an aggregate number of 3,614,960 warrants convertible into Preferred A shares of the Company (“Preferred A Warrants”), with an exercise price of $ 5.04. The number of warrants issued is subject to similar adjustments as the conversion ratio of the Preferred A shares.

In connection with the 2020 SPA, the Warrants agreement was modified, and the Company subsequently granted the Preferred A share investors approximately 7% additional Preferred A Warrants, increasing the aggregate number of Preferred A Warrants to 3,880,777, and reducing the exercise price to $ 3.87 per share. Since the Warrants were classified as a liability and subsequently measured at fair value through earnings, the effect of The Preferred A Warrants modification was reflected in the fair value of the warrants and recognized in earnings. The warrants may be converted at any time until September 16, 2024.

All outstanding Preferred A Warrants are classified as a long-term liability and are re-measured at each reporting date, as the underlying shares may be redeemed upon an event which is not solely in the control of the Company.

As of December 31, 2020 and 2021, 3,880,777 Preferred A Warrants are outstanding.

NOTE 10:-SHAREHOLDERS’ DEFICIENCY

a. Ordinary share capital is composed as follows:

On July 6, 2021, the Company’s board of directors approved a 1: 0.905292 stock split which was effected on March 7, 2022. As a result, all Ordinary shares, Convertible preferred shares, options for Ordinary Shares, warrants to Preferred Shares, exercise price and net loss per share amounts were adjusted retroactively for all periods presented in these consolidated financial statements as if the stock split and change in par value had been in effect as of the date of these consolidated financial statements.

	December 31, 2020		December 31, 2021
	Authorized	Issued and outstanding	Authorized	Issued and outstanding

	Number of shares
Ordinary shares of no-par value (*)	72,423,360	40,433,578	72,423,360	40,528,913
(*)	Prior period results have been retroactively adjusted to reflect the 1: 0.905292 stock split effected on March 7, 2022. See also note 10, Shareholders’ Deficiency, for details.

f-42

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:-SHAREHOLDERS’ DEFICIENCY (continued)

b. Ordinary shares rights:

(i)

The Ordinary shares confer upon their holders the right to participate in the general meetings of the Company, to vote at such meetings (each share represents one vote), and to participate in any distribution of dividends or any other distribution of the Company’s property, including the distribution of surplus assets upon liquidation.

(ii)	In July 2019, HekaBio K.K. invested an amount of $ 5,250 into the Company, in exchange for 1,302,132 Ordinary shares and 651,067 warrants to ordinary shares of the Company.

c. Share option plans:

The Company has authorized through its 2016 Share Option Plan (the “Plan”), an available pool of Ordinary shares of the Company from which to grant options to officers, directors, advisors, management and other key employees of up to 7,611,725 Ordinary shares. The options granted generally have a four-year vesting period and expire ten years after the date of grant, subject to the terms set forth in the Plan. Options granted under the Plan that are cancelled or forfeited before expiration become available for future grant. As of December 31, 2021, 442,439 of the Company’s options are available for future grants.

A summary of the status of options under the Plan as of December 31, 2021 and changes during the relevant period ended on that date is presented below:

	Year ended December 31, 2021
				Weighted
		Weighted		average
		average	Aggregate	remaining
	Number	exercise	intrinsic	contractual
Employees	of options	price	value	life (years)
Outstanding at beginning of year	4,062,408	$3.40	$944,820	7.78
Granted	1,321,211	$9.81
Exercised	(4,809)	$4.42
Forfeited and cancelled	(53,238)	$5.16
Outstanding at end of year	5,325,572	$4.97	$17,854,046	7.42
Exercisable options	3,233,657	$3.23	$14,184,527	6.56

f-43

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:-SHAREHOLDERS’ DEFICIENCY (continued)

	Year ended December 31, 2021
				Weighted
		Weighted		average
		average	Aggregate	remaining
	Number	exercise	intrinsic	contractual
Service Providers	of options	price	value	life (years)
Outstanding at beginning of year	662,006	$2.79	$313,200	6.91
Granted	140,667	$9.79
Exercised	(81,476)	$1.10
Forfeited and cancelled	—
Outstanding at end of year	721,197	$4.34	$2,695,213	6.61
Exercisable options	580,745	$3.05	$2,649,873	5.89

A summary of the status of RSUs under the Plan as of December 31, 2021 and changes during the relevant period ended on that date is presented below:

Number of RSU
Outstanding at beginning of year	—
Granted	1,036,850
Forfeited and cancelled	(5,600)
Outstanding on December 31, 2021	1,031,250

The total equity-based compensation expense related to all of the Company’s equity-based awards recognized for the year ended December 31, 2020 and 2021, was comprised as follows:

	Year ended December 31,
	2019	2020	2021
Research and development	$380	$372	$654
Marketing expenses	18	20	7
General and administrative	148	204	151
Total share-based compensation expense	$546	$596	$812

As of December 31, 2021, there were unrecognized compensation costs of $ 2,280, which are expected to be recognized over a weighted average period of approximately 3.28 years. The weighted average exercise price of the Company’s options granted during the year ended December 31, 2019, 2020 and 2021 was $4.06, $4.42 and $9.81, respectively. The weighted-average grant date fair value of options granted during the years ended December 31, 2021, 2020 and 2019, was $4.45, $0.76 and $0.6, respectively.

f-44

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 10:-SHAREHOLDERS’ DEFICIENCY (continued)

d. Warrants to investors:

(i)

As part of 2016 investment round, the Company granted the investors 6,789,694 warrants. In December 2019, these warrants were exercised into 5,316,493 Ordinary shares of no-par value, of them 1,412,520 were exercised on a cash basis in consideration of approximately $ 1,560, and 5,377,174 were exercised on a cashless basis at a ratio of approximately 0.73 Ordinary share per exercised warrant.

(ii)

As part of the 2018 SPA, the Company granted 9,053 warrants to ordinary shares to a public service foundation in Israel. The warrants were exercised on July 15, 2021 into 9,053 Ordinary shares of no-par value with no consideration.

(iii)	In July 2019, as part of the investment round of HekaBio K.K, the investors received 651,067 warrants to Ordinary shares with an exercise price of $ 5.04 to be exercise within 4 years from grant date.

e. Warrants to consultants:

(i)	In April 2016, 67,897 warrants to Ordinary shares were issued to a consultant for services received to be exercised within 7 years from grant date.
(ii)

In April 2020 879,609 warrants were exercised into 556,548 Ordinary shares of no-par value, for $ 30 received in cash and the rest exercised on a cashless basis. In addition, in November 2020, 90,529 warrants were exercised into 67,897 Ordinary shares of no-par value, all on a cashless basis.

NOTE 11:-FINANCIAL EXPENSES, NET

	Year ended December 31,
	2019	2020	2021
Financial expenses:
Foreign currency transaction loss, net	$79	$—	$412
Remeasurement of warrants	994	203	13,257
Others	11	14	16
Total financial expenses	1,084	217	13,685
Financial income:
Foreign currency transaction profit, net	—	101	—
Interest from deposits	776	613	211
Others	—	23	—
Total financial income	776	737	211
Financial expenses (income), net	$308	$(520)	$13,474

f-45

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 12:-BASIC AND DILUTED NET LOSS PER SHARE

The following table sets forth the computation of the Company’s basic and diluted net loss per Ordinary share:

	Year ended December 31,
	2019	2020	2021
Numerator:
Net loss attributable to Ordinary shareholders	$(8,367)	$(8,882)	$(27,271)

Denominator:
Weighted-average shares used in computing net loss per share attributable to ordinary shareholders, basic and diluted	33,815,448	40,274,935	40,534,697
Net loss per share attributable to ordinary shareholders, basic and diluted	(0.25)	(0.22)	(0.67)

The potential shares of ordinary shares that were excluded from the computation of diluted net loss per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31,
	2019	2020	2021
Convertible preferred shares	7,229,885	13,739,186	13,739,186
Outstanding share options	4,371,668	4,724,414	6,046,769
RSU	—	—	1,031,250
Warrant to Preferred A shares	3,614,960	3,880,777	3,880,777
Warrants	8,436,578	651,067	651,067
	23,653,091	22,995,444	25,349,049

NOTE 13:-GEOGRAPHIC INFORMATION

Financial information is available for evaluation by the chief operating decision maker, the Company’s Chief Executive Officer, in making decisions regarding resource allocation and assessing performance. The Company views its operations and manages its business in one operating segment. Operating segments are defined as components of an enterprise in which separate financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and assessing performance.

Property and equipment, net by geographic location are as follows:

	December 31,
	2020	2021
Israel	$3,540	$5,842
United States	1,855	1,699
Japan	—	5
Total property and equipment, net	$5,395	$7,546

Property and equipment, net is attributed to the geographic location in which it is located.

f-46

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

U.S. dollars in thousands (except share and per share data)

NOTE 14:-SUBSEQUENT EVENTS

a. On January 18, 2022, the Company instituted a floating pledge on its assets in favor of Bank Leumi Le-Israel BM, to support a $ 225 standby letter of credit in favor of the Massachusetts Department of Public Health. The letter of credit was provided in connection with an application by ATM Inc. for an expansion of the maximum possession limit in its radioactive license for use in the Lawrence, MA site, pursuant to decommissioning financial assurance regulations of the Massachusetts Department of Public Health’s Radiation Control Program.

b. Business Combination

Pursuant to the Merger Agreement described in Note 1a, on March 7, 2022 (the “Closing Date”), Archery Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company was merged with and into HCCC, with HCCC surviving as a wholly-owned subsidiary of the Company (the “Business Combination”).

Pursuant to the Merger Agreement, and immediately prior to the consummation of the Merger (the time of such consummation, the “Effective Time”), the Company effected a recapitalization whereby (i) the Company adopted amended and restated articles of association, (i) each preferred share of the Company was automatically converted into such number of the Company’s ordinary shares as determined in accordance with the Company’s existing articles of association; (ii) each of the Company’s ordinary shares that was issued and outstanding immediately prior to the Effective Time was split into 0.905292 ordinary shares of the Company (rounded to the nearest whole number), such that the value of each of the Company’s ordinary shares at the time of execution of the Merger Agreement equaled $10.00 per share, based upon the agreed pre-money equity value of the Company (the “Share Split”); and (iii) outstanding securities convertible into securities of the Company were adjusted to give effect to the foregoing transactions and remain outstanding. As a result, all ordinary shares, convertible preferred shares, options and warrants for ordinary shares, exercise prices and net loss per share amounts were adjusted retroactively for all periods presented in these financial statements.

Additionally, concurrently with the closing of the Merger, Alpha Tau issued securities pursuant to the Subscription Agreements executed with certain investors under a PIPE (Private Investment in Public Equity) transaction.

Following the recapitalization, (a) immediately prior to the Merger, each share of Class B common stock of HCCC was cancelled automatically and converted into one share of Class A common stock of HCCC, (b) after giving effect to the foregoing and in connection with the Merger, each share of Class A common stock of HCCC issued and outstanding was converted automatically into one Company ordinary share, and (c) each outstanding warrant of HCCC was converted into a warrant of the Company and convertible into the Company’s ordinary shares.

An amount of $ 90,872 of gross cash proceeds were raised by the Company in the aforementioned transactions.

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EXHIBIT INDEX

		Incorporation by Reference
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Filed / Furnished Herewith
2.1†	Agreement and Plan of Merger, dated as of July 7, 2021, by and among Alpha Tau Medical Ltd., Healthcare Capital Corp, Archery Merger Sub.	F-4	333-258915	2.1	August 19, 2021
3.1	Amended and Restated Articles of Association of Alpha Tau Medical Ltd.	20-F	001-41316		March 28, 2022
4.1	Specimen Ordinary Share Certificate of Alpha Tau Medical.	F-4	333-258915	4.5	January 5, 2022
4.2†	Amended and Restated Investors’ Rights Agreement dated as of July 7, 2021, by and among Alpha Tau Medical Ltd. and certain shareholders of Alpha Tau Medical Ltd.	F-4	333-258915	4.8	December 1, 2021
5.1	Opinion of Meitar | Law Offices.	F-1	333-264306	5.1	April 15, 2022
10.1	Sponsor Letter Agreement, dated as of July 7, 2021, by and among Healthcare Capital Sponsor LLC, Healthcare Capital Corp., Alpha Tau Medical Ltd. and the investors named on the signature pages thereto.	F-4	333-258915	10.3	August 19, 2021
10.2	Support Agreement, dated as of July 7, 2021, by and among Alpha Tau Medical Ltd., Healthcare Capital Corp., and the shareholders of Alpha Tau Medical Ltd. named on the signature pages thereto.	F-4	333-258915	10.4	August 19, 2021
10.3	Amendment to Sponsor Support Agreement, dated as of February 17, 2022, by and among Healthcare Capital Sponsor LLC, Healthcare Capital Corp., Alpha Tau Medical Ltd. and the individuals named on the signature pages thereto.	20-F	001-41316	4.8	March 28, 2022
10.4	Form of Subscription Agreement, by and between Subscriber and Alpha Tau Medical Ltd.	F-4	333-258915	10.6	August 19, 2021
10.5††	2016 Share Incentive Plan of Alpha Tau Medical Ltd.	F-4	333-258915	10.7	August 19, 2021
10.6††	Form of 2021 Share Incentive Plan of Alpha Tau Medical Ltd.	F-4	333-258915	10.8	December 1, 2021
10.7††	Form of 2021 Employee Share Purchase Plan of Alpha Tau Medical Lt.	F-4	333-258915	10.9	December 1, 2021
10.8	Form of Director and Officer Indemnification Agreement.	F-4	333-258915	10.10	December 1, 2021
10.9	Form of Compensation Policy for Executive Officers and Directors	F-4	333-254790	10.11	December 1, 2021
10.10	Amended and Restated Warrant Agreement, dated as of March 7, 2022, by and among Healthcare Capital Corp., Alpha Tau Medical Ltd. and Continental Stock Transfer & Trust Company.	20-F	001-41316	4.8	March 28, 2022

21.1	List of subsidiaries of Alpha Tau Medical Ltd.	20-F	001-41316	8.1	March 28, 2022
23.1	Consent of Kost, Forer, Gabbay & Kasierer, a member of Ernst & Young Global, independent registered accounting firm for Alpha Tau Medical Ltd.					*
23.2	Consent of Meitar | Law Offices. (included in Exhibit 5.1).	F-1	333-264306	23.3	April 15, 2022
24.1	Power of Attorney (included on signature page to this Registration Statement).	F-1	333-264306	24.1	April 15, 2022
101.	INS Inline XBRL Instance Document
101.	SCH Inline XBRL Taxonomy Extension Schema Document
101.	CAL Inline XBRL Taxonomy Extension Calculation Linkbase Document
101.	DEF Inline XBRL Taxonomy Extension Definition Linkbase Document
101.	LAB Inline XBRL Taxonomy Extension Label Linkbase Document 101.PRE Inline XBRL Taxonomy Extension Presentation Linkbase
104	Cover Page Interactive Data File (formatted as inline XBRL and contained in Exhibit 101)
107	Filing Fee Table	F-1	333-264306	107	April 15, 2022
*	Filed herewith
†

Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Indicates a management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jerusalem, Israel on this 6th day of September 2022.

ALPHA TAU MEDICAL LTD.

By:	/s/ Uzi Sofer
Name:	Uzi Sofer
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

NAME	POSITION	DATE

/s/ Uzi Sofer	Chief Executive Officer and Chairman	September 6, 2022
Uzi Sofer	(Principal Executive Officer)

/s/ Raphi Levy	Chief Financial Officer	September 6, 2022
Raphi Levy	(Principal Financial Officer and Principal Accounting Officer)

*	Director	September 6, 2022
Ruti Alon

*	Director	September 6, 2022
Michael Avruch

*	Director	September 6, 2022
S. Morry Blumenfeld, Ph.D.

*	Director	September 6, 2022
Meir Jakobsohn

*	Director	September 6, 2022
Alan Adler

*	Director	September 6, 2022
David Milch

By:	/s/ Raphi Levy
	Name:	Raphi Levy
	Title:	Attorney-in-fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Alpha Tau Medical Ltd. has signed this registration statement on September 6, 2022.

ALPHA TAU MEDICAL, INC.

By:	/s/ Uzi Sofer
Name: Uzi Sofer
Title: President and Director

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